EXECUTION COPY

$500,000,000

CONSTRUCTION AND TERM LOAN AGREEMENT

Dated as of February 5, 2008

Among

CITRUS CORP.

asBorrower

and

PIPELINE FUNDING COMPANY, LLC

asLender

and

PIPELINE FUNDING COMPANY, LLC

as Administrative Agent

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                  MIAMI/4210166.14

i

TABLE OF CONTENTS
(continued)

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ii

SCHEDULES AND EXHIBITS

Exhibit A                      -       Form of Note
Exhibit B                      -        Form of Funding Certificate
Exhibit C	Form of Assignment and Acceptance

SCHEDULE 1                                           Description of Existing Pipeline
SCHEDULE 2                                           [INTENTIONALLY OMITTED]
SCHEDULE 3                                           Material Applicable Permit Schedule
SCHEDULE 4                                           UCC Reports
SCHEDULE 5                                           Borrower Subsidiaries
SCHEDULE 6                                           Third-Party Ownership of Existing Pipeline
SCHEDULE 7                                           Borrower Quarterly Certificate
SCHEDULE 8                                           Opinion Points
SCHEDULE 9                                           Suretyship Agreements, Guarantees and other Contingent Liabilities
SCHEDULE 10                                         Litigation

                  MIAMI/4210166.14

CONSTRUCTION AND TERM LOAN AGREEMENT

Dated as of February 5, 2008

This CONSTRUCTION AND TERM LOAN AGREEMENT (the “Agreement”) is among CITRUS CORP., a Delaware corporation (“Citrus” or the “Borrower”), PIPELINE FUNDING COMPANY, LLC, a Delaware limited liability company, and the additional lenders party hereto from time to time (collectively, the “Lenders”), and PIPELINE FUNDING COMPANY, LLC, a Delaware limited liability company, as Administrative Agent (as defined below) (the Borrower, the Lenders and the Agent are sometimes referred as a “Party” and collectively as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Borrower is the direct parent of Florida Gas Transmission Company, LLC, a Delaware limited liability company (formerly known as Florida Gas Transmission Company, a Delaware corporation) (“FGT”), which in turn owns and operates the Existing Pipeline (as more fully described herein); and

WHEREAS, FGT intends to develop, construct and operate the Project (as more fully described herein) to provide for a critical expansion of the Existing Pipeline; and

WHEREAS, the agreement of the Lenders to provide the Loan hereunder (as more fully described herein) will provide a necessary source of capital to the Borrower to contribute necessary funds to FGT to finance the development, construction and operation of the Project and, accordingly, the Borrower has agreed to accept the funding of the Loan at the time and in the amount contemplated herein;

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10) and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Administrative Agent” means Pipeline Funding Company, LLC, a Delaware limited liability company, in its capacity as the administrative agent hereunder, together with any assignee or successor thereto pursuant to Section 7.08.

“Affiliate” of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or, additionally in the case of the Borrower, who holds or beneficially owns

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20% or more of the equity interest in the Borrower or 20% or more of any class of voting securities of the Borrower.

“Agreement” means this Construction and Term Loan Agreement, as the same may be amended, supplemented or modified from time to time.

“Applicable Law” shall mean any constitution, statute, law, rule, regulation, ordinance, judgment, order, decree or Governmental Rule, or any published directive or requirement which has the force of law, or other governmental restriction which has the force of law, or any determination by, or interpretation of any of the foregoing by, any judicial authority, whether in effect as of the Closing Date or thereafter and, in each case, as amended.

“Applicable Margin” means five and thirty-five one hundredths percent (5.35%) per annum.

“Applicable Permit” means any Permit, including any zoning, environmental protection, pollution (including air, water or noise), sanitation, FERC, PUC, import, export, safety, siting or building Permit (a) that is necessary to be obtained or maintained by or on behalf of the Borrower or any of its Subsidiaries at the time the determination is made in light of the stage of development, construction or operation of the Existing Pipeline or the Project (to the extent required by Legal Requirements or the Facility Agreements) to construct, test, operate, maintain, repair, own or use the Existing Pipeline or the Project as contemplated by the Facility Agreements, to transport gas therein, for the Borrower or any of its Subsidiaries to enter into any Facility Agreement or to consummate any transaction contemplated thereby, in each case in accordance with all applicable Legal Requirements, or (b) that is necessary to be obtained or maintained by or on behalf of any Person (other than the Borrower or any of its Subsidiaries) that is a party to a Facility Agreement in order to perform such Person’s obligations under and as contemplated by the Facility Agreements to which such Person is a party, or in order to consummate any transaction contemplated thereby, in each case in accordance with all applicable Legal Requirements.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C.

“Bankruptcy Code” means Title 11 of the United States Code, as now or hereafter in effect, or any successor thereto.

“Borrower” means Citrus Corp., a Delaware corporation and any permitted successor thereto pursuant to Section 5.02(c).

"Borrower Credit Agreement" means the $200,000,000 Revolving Credit Agreement dated August 16, 2007 among the Borrower, the lenders party thereto from time to time, and Calyon New York Branch as the administrative agent, as amended, supplemented, restated or otherwise modified from time to time.

“Borrower Debt Agreements” means the Borrower Credit Agreement and the Borrower Note Agreement.

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“Borrower Note Agreement” means the Note Agreement dated as of November 2, 1994, among the Borrower and the purchasers party thereto from time to time, as amended, supplemented, restated or otherwise modified from time to time.

“Borrower Quarterly Certificate” means a certificate signed by a Responsible Officer of the Borrower, in substantially the form of Schedule 7, which is delivered by the Borrower to the Administrative Agent on behalf of the Lenders pursuant to Section 5.01(a)(ii).

“Borrowing” means the borrowing hereunder consisting of the Construction Loan made on the same day by the Lenders.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in the State of New York or the State of Florida are closed for legal holiday or by government directive.  When used with respect to calculating the LIBOR Rate, “Business Day” shall mean a day upon which United States dollar deposits may be dealt in on the London and New York City interbank markets and commercial banks and foreign exchange markets are open in London and New York City.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. and all rules and regulations promulgated thereunder.

“Change of Control” means any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have, either directly or indirectly, acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of more than 50% of the Voting Securities of the Borrower; provided that, the acquisition by any Permitted Holder of the Voting Securities of the Borrower which would have the effect of such Permitted Holder holding more than 50% of such Voting Securities shall not constitute a Change of Control so long as after giving effect to such event, FGT's senior unsecured long term debt is rated at least BBB- by S&P and Baa3 by Moody’s.

“Closing Date” means the date that this Agreement has been duly executed and delivered by each of the parties hereto and each of the conditions precedent set forth in Section 3.01 shall have been met or performed (or waived by the Lenders) as contemplated therein.

“Code” means the Internal Revenue Code of 1986 as amended from time to time, or any successor Federal tax code, and any reference to any statutory provision of the Code shall be deemed to be a reference to any successor provision or provisions.

“Commitment” has the meaning specified in Section 2.01.

“Consolidated” with respect to any Person, refers to the consolidation of the accounts of such Person and its Subsidiaries in accordance with GAAP.

“Construction Contracts” means each agreement that is entered into by the Borrower or any of its Subsidiaries with respect to the Project with a Contractor for the construction of all or any portion of the Project, or the supply or provision by or to the Borrower or any of its Subsidiaries of  any goods or services relating to the construction of the Project.

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“Construction Loan” means any extension of credit made by a Lender pursuant to its Commitment and in accordance with Section 2.01(a).

“Contractor” means each contractor, each project engineer, and any other Person who is providing goods or services to the Project pursuant to a Construction Contract.

“Debt” of any Person means, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (f) all deferred obligations of such Person to reimburse any bank or other Person for amounts paid or advanced under a letter of credit or other instrument, (g) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (h) all Debt (or other obligations) of others guaranteed directly or indirectly by such Person or as to which such Person has an obligation substantially the economic equivalent of a guarantee.

“Default” means any Event of Default or any event which, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means, as of the date of any determination thereof, the rate of interest then applicable to the Loan plus two percent (2%) per annum.

“Distributable Amounts” means (a) all cash and cash equivalents (as defined in accordance with GAAP) of the Borrower on hand at the date of determination of Distributable Amounts, less (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Borrower to (i) provide for the proper and prudent conduct of the business of the Borrower and its Subsidiaries (including reserves for future capital expenditures and for anticipated future credit needs of the Borrower and its Subsidiaries) subsequent to such determination, (ii) comply with the financial and other covenants under the Loan Documents, or (iii) comply with Applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Borrower or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or its or their assets are subject.

“Dollars” and “$” mean United States dollars of such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

 “Easements” means the easements appurtenant, easements in gross, license agreements and other rights running in favor of the Borrower or any of its Subsidiaries and/or appurtenant to any Site relating to the Project and the Existing Pipeline.

“EBITDA” means, without duplication, for the Borrower, for any period, the sum of (i) the Borrower’s and its Subsidiaries' Consolidated Net Income for such period plus (ii) to the extent deducted in determining such Consolidated Net Income, the Borrower’s and its

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Subsidiaries' Consolidated Interest Expense, income taxes, depreciation, amortization and other non-cash charges for such period.

“Eligible Assignee” means, in respect of any assignment, transfer or pledge by any Lender to any Person pursuant to, or financing of any Lender’s investment in any portion of the Loan hereunder as contemplated by, Section 8.06, (a) any Affiliate of Pipeline Funding Company, LLC, (b) any commercial bank or other financial institution that is regulated under the laws of any country that is a member of the Organization of Economic Cooperation and Development and having a combined capital and surplus of at least $500,000,000, (c) any “accredited investor” within the meaning of Rule 501(a)(1), (2) or (3) under the Securities Act of 1933, as amended (the “Securities Act”), or an entity in which all of the equity owners are accredited investors within the meaning of Rule 501(a)(1), (2) or (3) under the Securities Act; (d) any Person that is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), or (e) any Person in a transaction in accordance with Rule 904 under the Securities Act; provided, however, that neither the Borrower nor any Subsidiary of the Borrower shall be an Eligible Assignee, and (f) in the cases described in clauses (b) through (e), inclusive, after giving effect to any such assignment, transfer, pledge or financing, such assignee, transferee, pledgee or lender shall hold at least $5,000,000 of principal amount of the Loan outstanding or the Commitments or such assignee, transferee, pledgee or lender shall hold at least $5,000,000 of principal amount of any indebtedness or other investment made to finance all or any portion of any Lender’s investment in the Loan.

“Environmental Law” shall mean (a) CERCLA, (b) RCRA; (c) the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; (d) the Clean Air Act, 42 U.S.C. § 7401 et seq.; (e) the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; (f) the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; (g) the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; (h) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; (i) the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; (j) the Occupational Safety and Health Act, 29 U.S.C. § 651 et. seq.; (k) any and all rules and regulations promulgated under any of the foregoing, and (l) any final, non-appealable orders applicable to the Borrower or its Subsidiaries or any other federal, state or local statutes, laws, rules, regulations, ordinances, permits, codes, and addressing pollution or protection of the environment, natural resources or human health (including, without limitation, those statutes, laws, rules, regulations, ordinances, permits,  and codes regulating the disposal, removal, storing, treatment or transporting of Hazardous Materials).

“Environmental Reports” means any reports prepared by or for (or provided to) the Borrower or any of its Subsidiaries regarding environmental contamination conditions at any Site, whether with respect to the Project or the Existing Pipeline and relating to such contamination that the Borrower reasonably expects to result in liability or exposure to the Borrower or any of its Subsidiaries in excess of $5,000,000 per Site.

“Equity Contribution” means a cash equity contribution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, as in effect from time to time.

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“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a group of which the Borrower is a member and which is under common control within the meaning of the regulations under Section 414 of the Code.

“Event of Eminent Domain” means any compulsory transfer or taking by condemnation, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking, of any part of the Existing Pipeline or the Project, by any agency, department, authority, commission, board, instrumentality or political subdivision of any state, the United States or another Governmental Authority having jurisdiction.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Pipeline” means the natural gas pipeline owned by FGT that spans over parts of Texas, Louisiana, Alabama, Mississippi and Florida and has a capacity of approximately 2.1 billion cubic feet per day, as more fully described in Schedule 1, and any additional natural gas pipeline (other than the Project) owned by FGT on or after the date of this Agreement.

“Facility Agreement” means any contract or agreement related to the construction, testing, maintenance, repair, operation, ownership, real property rights or use of the Existing Pipeline or the Project entered into by the Borrower or any of its Subsidiaries and any other Person, or assigned to the Borrower or any of its Subsidiaries.

“FDIC” means the Federal Deposit Insurance Corporation and its successors.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any federal agency or authority of the United States from time to time succeeding to its function.

“FERC” means the Federal Energy Regulatory Commission, or any federal agency or authority of the United States from time to time succeeding to its function.

“FERC Certificate” means an order of the FERC granting a certificate of public convenience and necessity related to the Project.

"FGT" means Florida Gas Transmission Company, LLC, a Delaware limited liability company (formerly known as Florida Gas Transmission Company, a Delaware corporation).

"FGT Credit Agreement" means the $300,000,000 Revolving Credit Agreement dated August 16, 2007 among FGT, the lenders party thereto from time to time, and Calyon New York Branch as the administrative agent, as amended, supplemented, restated or otherwise modified from time to time.

"FGT Debt Agreements" means the FGT Credit Agreement, the FGT Indenture and the FGT Note Agreements.

"FGT Indenture" means the Indenture dated as of November 7, 1994, from FGT to Chemical Bank, as trustee, as supplemented by the First Supplemental Indenture, dated as of

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July 17, 2002, to Wachovia Bank, N.A., as successor trustee, as the same may be further amended, supplemented, restated or otherwise modified from time to time.

"FGT Note Agreements" means the Note Purchase Agreement dated as of April 4, 1991, from FGT to the Purchasers parties thereto, as amended by the Amendment to Note Purchase Agreement, dated as of October 7, 1993, the Note Purchase Agreement, dated as of October 31, 1994, the Note Purchase Agreement, dated November 30, 2000, and the Note Purchase Agreement, dated July 12, 2002, as the same may be further amended, supplemented, restated or otherwise modified from time to time.

“Final Maturity Date” means the earlier of (a) December 31, 2033, and (b) the date that is twenty (20) years after the date the Loan is converted to a Term Loan as contemplated in Section 2.01(b).

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31.

“Funding Certificate” has the meaning specified in Section 3.02(a)(iii).

“Funding Date” means the date of funding of the Construction Loan.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including any zoning authority, FERC, the PUC, the FDIC, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Governmental Rule” means any law, statute, rule, regulation, ordinance, order, code interpretation, treaty, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

"Hazardous Materials” shall mean any substance which is regulated under any Environmental Law or which, pursuant to any Environmental Laws, requires special handling in its collection, use, storage, treatment or disposal, including but not limited to any of the following: (a) any “hazardous waste” as defined by RCRA; (b) any “hazardous substance” as defined by CERCLA; (c) asbestos; (d) polychlorinated biphenyls; (e) any explosives or radioactive materials; and (f) any substance, the presence of which on any of the Borrower’s properties is prohibited by any Environmental Law.

“Indebtedness” of any Person means, at any date, without duplication, (a) all Debt of such Person, and (b) all obligations of such Person in respect of repurchase agreements, interest rate swaps, collars or caps and other interest rate protection arrangements, foreign currency

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exchange agreements, commodity exchange, commodity future, commodity option agreements, or other interest or exchange rate or commodity hedging arrangements.

“Indemnified Parties” has the meaning specified in Section 8.04(b).

“Insufficiency” means, with respect to any Plan, the amount, if any, by which the present value of the accrued benefits under such Plan exceeds the fair market value of the assets of such Plan allocable to such benefits.

"Interest Expense" means, for any period and with respect to any Person, total interest expense, letter of credit fees and other fees and expenses incurred by such Person in connection with any Debt for such period, whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as capital leases), including all fees and charges owed with respect to the Obligations.

“Interest Payment Date” means, in respect of the Construction Loan, the last day of each January, April, July and October, commencing with the first such day to occur after the Funding Date, and continuing on each such successive date until the date the Construction Loan is converted to a Term Loan in accordance with Section 2.01(b), and on the date the Construction Loan is converted to a Term Loan in accordance with Section 2.01(b).

“Investments” means any loans, advances, or capital contributions to, or any investment in, or purchase or commitment to purchase, any stock, equity interest or other securities or evidences of indebtedness of or interests in any Person or any Property.

“Legal Requirements” means, as to any Person, the articles of incorporation, bylaws or other organizational or governing documents of such Person, and any requirement under a Permit, Applicable Law and/or any Governmental Rule in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lenders” has the meaning specified in the first paragraph of this Agreement, and shall include any financial institution which becomes a Lender in accordance with the terms and provisions of Section 8.06.

“LIBOR Rate” means, as of the date of any determination thereof, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time), for Dollar deposits with a term equivalent to three (3) months. The LIBOR Rate shall be determined by the Administrative Agent two (2) Business Days prior to the Funding Date for the Construction Loan and thereafter determined and adjusted by the Administrative Agent on a quarterly basis two (2) Business Days prior to each Interest Payment Date occurring during the period in which such Construction Loan bears interest on the basis of the LIBOR Rate for the three (3) month period commencing on the Interest Payment Date for which such determination is being made, commencing on the first such date to occur following the Funding Date for the Construction Loan.  Each determination by the Administrative Agent pursuant to this definition shall be conclusive absent demonstrable error.

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“Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, capital lease, or other title retention agreement).

“Loan” means a loan by a Lender to the Borrower pursuant to Article II.

“Loan Document” means this Agreement, each Note, the Negative Pledge, the Funding Certificate, each Borrower Quarterly Certificate, and any other loan or security agreement or similar document entered into by the Borrower or one or more other Affiliates of the Borrower in connection with the transactions contemplated by the Loan Documents.

“Majority Lenders” means at any time Lenders, other than defaulting Lenders, holding at least 51% of the then aggregate principal amount of the Loan outstanding at such time, or if no principal amount is then outstanding, the Lenders, other than defaulting Lenders, having at least 51% of the Commitments.

“Material Adverse Change” shall mean (a) any material adverse change (individually or in the aggregate) in the business, assets, liabilities, operations, or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) any material adverse change (individually or in the aggregate) in the ability of the Borrower and its Subsidiaries, taken as a whole, to timely perform its payment obligations or any of its other material obligations under the Loan Documents, (c) any material adverse change (individually or in the aggregate) that is reasonably likely to affect the ability of the Borrower and FGT to construct or complete the Project, or (d) any material adverse change (individually or in the aggregate) in the rights and remedies of the Administrative Agent or the Lenders under any of the Loan Documents.

“Material Applicable Permit” means (a) any Applicable Permit that is identified as a Material Applicable Permit in the Permit Schedule, and (b) any other Applicable Permit that, if not obtained, would reasonably likely be expected to result in a Material Adverse Change.

“Material Facility Agreements” means (a) any Construction Contract that provides for the payment by or to the Borrower or any of its Subsidiaries of $35,000,000 or more, or the provision or supply by or to the Borrower or any of its Subsidiaries of $35,000,000 or more in value of goods or services, (b) any Shipper Contract that, when aggregated with all other Shipper Contracts of the same customer, represents five percent (5%) or more of the aggregate revenues of the Borrower and its Subsidiaries, taken as a whole, for the four (4) Fiscal Quarters most recently ended prior to the date of such determination or represents five percent (5%) or more of the aggregate contracted volume of the Borrower and its Subsidiaries, taken as a whole, for the four (4) Fiscal Quarters most recently ended prior to the date of such determination, (c) any other Facility Agreement that provides for the payment by or to the Borrower or any of its Subsidiaries of $35,000,000 or more, or the provision or supply by or to the Borrower or any of its Subsidiaries of $35,000,000 or more in value of goods or services, and (d) any contract or agreement entered into by the Borrower or any of its Subsidiaries with respect to Indebtedness in excess of $30,000,000.

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"Material Facility Parties" means, with respect to the Existing Pipeline and/or the Project, any Person party to a Material Facility Agreement (other than the Borrower or any of its Subsidiaries) and each guarantor that executes a guaranty agreement in favor of the Borrower or any of its Subsidiaries providing credit support in relation to any party’s (other than the Borrower’s or any of its Subsidiaries’) obligations under a Material Facility Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five (5) plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which the Borrower or any ERISA Affiliate, and more than one employer other than the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five (5) plan years preceding the date of termination of such plan.

"Negative Pledge" means the Negative Pledge Agreement, of even date herewith, between FGT and the Administrative Agent, as the same may be amended, supplemented, and otherwise modified from time to time.

"Net Income" means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Loan owed to such Lender.

“Obligations” means all principal, interest, reimbursements, indemnifications, and other amounts payable by (i) the Borrower to the Administrative Agent or the Lenders under any of the Loan Documents or (ii) FGT to the Administrative Agent or the Lenders under the Negative Pledge.

“Other Taxes” has the meaning specified in Section 2.09(c).

“Payment Office” means the office of the Administrative Agent located at 4005 Kennett Pike - Suite 220, Greenville, Delaware 19807, or such other office or account as the Administrative Agent may designate by written notice to the other parties hereto.

“PBGC” means the Pension Benefit Guaranty Corporation, or any federal agency or authority of the United States from time to time succeeding to its function.

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“Permit” means an action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority.

“Permit Schedule” means the Material Applicable Permit Schedule attached as Schedule 3, as the same may be amended, supplemented, and otherwise modified from time to time in accordance with the provisions hereof.

“Permitted Holder” means Southern Union Company, El Paso Corporation, or any of their respective Subsidiaries.

“Permitted Investments” shall mean for any Person (a) cash, (b) investments for the account of such Person in direct obligations of the United States of America or any agency thereof maturing within 180 days from the date of any acquisition thereof, (c) investments for the account of such Person in certificates of deposit or time deposits of maturities less than one year and issued by commercial banks in the United States having capital and surplus in excess of $500,000,000, (d) investments for the account of such Person in commercial paper of maturities less than one year rated at least A1 or P1 by S&P or Moody’s, respectively, or any equivalent rating from any other rating agency satisfactory to the Administrative Agent, and (e) investments in securities purchased by such Person under repurchase obligations pursuant to which arrangements are made with selling financial institutions (being a financial institution with a rating of at least A1 or P1 by S&P or Moody’s, respectively, and with capital and surplus in excess of $500,000,000) for such financial institutions to repurchase such securities within 30 days from the date of purchase by such Person.

“Permitted Liens” has the meaning given in Section 5.02(e).

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, firm or other entity, or a government or any political subdivision or agency, department or instrumentality thereof.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) which is (or, in the event that any such plan has been terminated within five (5) years after a transaction described in Section 4069 of ERISA, was) maintained for employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

“Prescribed Forms” shall mean such duly executed form(s) or statement(s), and in such number of copies, which may, from time to time, be prescribed by Applicable Law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Lender providing the form(s) or statement(s), (b) the Code, or (c) any applicable rule or regulation under the Code, permit the Borrower to make payments hereunder for the account of such Lender free of deduction or withholding of income or similar taxes (except for any deduction or withholding of income or similar taxes as a result of any change in or in the interpretation of any such treaty, the Code or any such rule or regulation).

“Project” means the Phase VIII expansion of the Existing Pipeline through the addition of new pipeline and compression, which, as of the date of this Agreement, is contemplated to add up to approximately 800 million cubic feet (or more) of capacity per day to the Existing Pipeline.

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“Project Budget” has the meaning given in Section 3.01(a)(vii).

“Project Completion” means the occurrence of the Project Completion Date.

“Project Completion Date” means the in-service date of the Project.

“Project Costs” means, with respect to the Project, the Borrower or any of its Subsidiaries, all of the costs of the development, design, engineering, acquisition, equipping, construction, assembly, inspection, testing, completion, and start-up of, and amounts required as initial working capital for, the Project (including reimbursement for amounts spent in respect of such costs and reasonable contingencies), including but not limited to: (a) all amounts payable under the Construction Contracts, any contractor bonuses, site acquisition and preparation costs; (b) financing, advisory, legal and other fees (including but not limited to upfront fees and commitment fees); (c) all other costs, including startup and testing costs and cost of spare parts, costs that may be reimbursed by construction contractors pursuant to warranty or other claims, costs of mobilization of operational personnel, management services fees and expenses, insurance expenses not relating to the operation of the Project (including premiums therefor), pre-commercial operation fees and expenses under any operation, costs to acquire line pack gas, maintenance or administration agreements, and expenses to complete the development, acquisition, construction, testing and financing of the Project; (d) interest and fees payable or in respect of any Note or Commitments pursuant to this Agreement or any other Loan Document prior to Project Completion of the Project; and (e) the initial working capital for the Project as included in the Project Budget.

“Project Schedule” has the meaning given in Section 3.01(a)(viii).

“Projections” has the meaning given in Section 3.02(a)(vii).

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Prudent Natural Gas Pipeline Practices” means, at a particular time, (a) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive natural gas pipeline industry operating in the United States at such time, or (b) with respect to any matter to which clause (a) does not apply, any of the practices, methods and acts which, in the exercise of reasonable judgment at the time the decision was made, could have been expected to accomplish the desired results at a reasonable cost consistent with good business practices, reliability, safety and expedition.  “Prudent Natural Gas Pipeline Practices” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturer’s warranties and requirements of Applicable Law.

“PUC” means, with respect to the Existing Pipeline or the Project, the Public Utility Commission, Public Service Commission or equivalent Governmental Authority in the state or states in which the Existing Pipeline or the Project, as applicable, is located.

“PUHCA” means the Public Utility Holding Company Act of 2005 and all rules and regulations adopted thereunder.

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“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. and all rules and regulations promulgated thereunder.

“Register” has the meaning specified in Section 8.06(d).

“Repayment Amount” means, (a) in respect of each Repayment Date occurring prior to the date that is five and one-half (5½) years following the date the Construction Loan is converted to a Term Loan in accordance with Section 2.01(b), an amount of interest calculated by the Administrative Agent as of such date on the basis of the Treasury Rate determined by the Administrative Agent as of the date the Construction Loan is converted to a Term Loan in accordance with Section 2.01(b) plus the Applicable Margin, that accrued on the outstanding principal balance of the Loan during the period from the date the Construction Loan is converted to a Term Loan or the prior Repayment Date, as applicable, to the Repayment Date for which such determination is being made, (b) in respect of each Repayment Date (other than the Final Maturity Date) occurring on or after the date that is five and one-half (5½) years following the date the Construction Loan is converted to a Term Loan in accordance with Section 2.01(b), an amount of principal and interest calculated by the Administrative Agent on the basis of the Treasury Rate determined by the Administrative Agent as of as of the date the Construction Loan is converted to a Term Loan in accordance with Section 2.01(b) plus the Applicable Margin, to provide for equal semiannual payments of principal and interest on each such Repayment Date (other than the Final Maturity Date) in an amount sufficient to result in the principal balance of the Loan remaining outstanding on the Final Maturity Date to total $300,000,000, and (c) in respect of the Final Maturity Date, the amount equal to the aggregate principal balance of the Loan outstanding, together with all accrued and unpaid interest thereon and all other sums due and owing by the Borrower hereunder and under the other Loan Documents and by FGT under the Negative Pledge.  The Administrative Agent’s determination of the Repayment Amount for each Repayment Date shall, absent manifest error, be binding and conclusive.

“Repayment Date” means (a) the date that is six (6) months following the date the Construction Loan is converted to a Term Loan in accordance with Section 2.01(b), and the same day of each sixth (6th) month thereafter (or, if there is no numerically corresponding day in said sixth (6th) month, the last day of such sixth (6th) month), and (b) the Final Maturity Date.

“Responsible Officer” means, as to any Person, its president, chief executive officer, any vice president, treasurer, assistant treasurer, controller, assistant controller, secretary or assistant secretary or any managing general partner or managing member (or any of the preceding with regard to such managing general partner or managing member).

“SEC” means the Securities and Exchange Commission and its successors.

“Shipper Contract” means any customer agreement entered into by the Borrower or any of its Subsidiaries for the transportation of gas on any part of the Existing Pipeline and/or the Project.

“Site” means, for the Project and the Existing Pipeline, the land, improvements, fixtures and other real property upon which the Project or the Existing Pipeline is located or comprised.

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“Standard & Poor’s” and “S&P” each means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc. on the date hereof.

“Subsidiary” of any Person means, at the time any determination thereof is to be made, any corporation, partnership, limited liability company, joint venture or other entity of which more than 50% of the outstanding capital stock or other equity interests having ordinary voting power (irrespective of whether or not at the time capital stock or other equity interest of any other class or classes of such corporation, partnership, limited liability company, joint venture or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person.  Unless otherwise indicated or the context otherwise requires, “Subsidiary” means a Subsidiary of the Borrower and includes FGT.

“Taxes” has the meaning specified in Section 2.09(a).

“Termination Date” means the earlier of (a) December 31, 2013, (b) the Project Completion Date, and (c) the date of termination in whole of the Commitments pursuant to Section 6.01.

“Termination Event” means (a) a “reportable event”, as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer”, as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the distribution of a notice of intent to terminate a Plan pursuant to Section 4041(a)(2) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Term Loan” means the Construction Loan converted to a Term Loan in accordance with the provisions of Section 2.01(b).

“Total Capitalization” of any Person means the sum of (a) the principal amount of Consolidated Debt at the time outstanding and (b) the total capital represented by the capital stock of such Person at such time outstanding based, in the case of stock having a par value, upon its par value, and, in the case of stock of no par value, upon the value stated on the books of such Person, plus the total amount of paid-in capital surplus and earned surplus of such Person, or less the amount of any net deficit in the surplus account of such Person and plus the amount of any premium on capital stock of such Person not included in surplus and less the amount, if any, by which capital surplus has at any time been increased as a result of a restatement of the amount at which any assets of such Person are recorded on the books of such Person.

“Treasury Rate” means, as of the date the Loan is converted to a Term Loan, the rate per annum equal to the yield reported as of such date, as published on the Bloomberg Financial Markets Service (or other commercially available source providing quotations of U.S. Treasury

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rates as designated by the Administrative Agent from time to time), for actively traded U.S. Treasury securities having a maturity equal (or, if not available, approximately equal) to the period from the date the Loan is converted to a Term Loan to the Final Maturity Date.  The determination by the Administrative Agent pursuant to this definition shall be conclusive absent demonstrable error.

“Voting Securities” means shares of capital stock issued by a corporation, or equivalent equity interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.  Unless otherwise indicated, all references to a particular time are references to New York City time.

SECTION 1.03.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with, and certificates of compliance with financial covenants shall be based on, GAAP.

SECTION 1.04.  Miscellaneous.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.  The term “including” means “including, without limitation,”.

SECTION 1.05.  Ratings.  A rating, whether public or private, by Standard & Poor’s or Moody’s shall be deemed to be in effect on the date of announcement or publication by Standard & Poor’s or Moody’s, as the case may be, of such rating or, in the absence of such announcement or publication, on the effective date of such rating and will remain in effect until the date when any change in such rating is deemed to be in effect.  In the event any of the rating categories used by Moody’s or Standard & Poor’s is revised or designated differently (such as by changing letter designations to different letter designations or to numerical designations), then the references herein to such rating shall be changed to the revised or redesignated rating for which the standards are closest to, but not lower than, the standards at the date hereof for the rating which has been revised or redesignated.  In the event either of Moody’s or Standard & Poor’s ceases to provide ratings in respect of the obligations for which determination of such rating is being made, then the references herein to such rating shall be changed to the equivalent rating from any other rating agency satisfactory to the Administrative Agent.  Long-term debt supported by a letter of credit, guaranty, insurance or other similar credit enhancement mechanism shall not be considered as senior unsecured long-term debt.

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ARTICLE II
AMOUNT AND TERMS OF THE LOAN

SECTION 2.01.  The Loan.

(a)           Construction Loan Availability.  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a Construction Loan to the Borrower on any Business Day (which shall be within fifteen (15) days following the (i) the issuance of the FERC Certificate (which may be subject to conditions) approving the Project, and (ii) the earlier of (A) the date FGT shall have commenced construction of any part of the Project and (B) acceptance by FGT of the FERC Certificate) during the period from the date hereof until the Termination Date so long as the aggregate outstanding principal amount of the Construction Loan owing to such Lender does not exceed the amount set opposite such Lender’s name on the signature pages hereof or if such Lender has entered into any Assignment and Acceptance, then as set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.06(d) (such Lender’s “Commitment”).  Monies borrowed under this Section 2.01, once repaid, may not be reborrowed.

(b)           Conversion to Term Loan.  Subject to the terms and conditions of this Agreement, each Lender agrees that on the Project Completion Date, if not sooner converted to a Term Loan as hereinafter provided, the aggregate principal amount of the Construction Loan totaling Five Hundred Million and No/100’s Dollars ($500,000,000.00), shall automatically be converted to a Term Loan.  Notwithstanding the foregoing provision to the contrary, the Administrative Agent, at the direction of the Majority Lenders, may, at any time on or after the Funding Date, elect to convert the outstanding Construction Loan to a Term Loan bearing interest at the Treasury Rate plus the Applicable Margin as provided in Section 2.04(b), such conversion to be effective no sooner than fourteen (14) days following notice thereof from the Administrative Agent to the Borrower.

SECTION 2.02.  Making the Construction Loan.

(a)           The Borrower shall deliver a Funding Certificate to the Administrative Agent, together with all supporting detail contemplated to be delivered therewith, at least seven (7) days prior to the Funding Date (which Funding Date shall be within fifteen (15) days following (i) the issuance of the FERC Certificate (which may be subject to conditions) approving the Project, and (ii) the earlier of (A) the date FGT shall have commenced construction of any part of the Project and (B) acceptance by FGT of the FERC Certificate).  FGT shall immediately provide written notice to the Administrative Agent upon each of the issuance and acceptance of the FERC Certificate and commencement of construction of any part of the Project.  The Borrower agrees (i) to accept the full amount of the Construction Loan to be funded on the Funding Date, and (ii) to use commercially reasonable efforts to timely satisfy each of the Lenders’ conditions precedent to funding hereunder, including, without limitation, to, and to cause FGT to, obtain the FERC Certificate on or before September 1, 2009; provided that the Borrower and FGT reserve the right to file and prosecute the application for the FERC Certificate (including any supplements or amendments thereto and, if necessary, any court review) in a manner they  deem to be in their best interest.  The Administrative Agent shall promptly notify each Lender of the contents of the Funding Certificate.

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(b)           Subject to the terms and conditions of this Agreement, the Borrowing shall be funded not later than 2:00 P.M. (New York City time) on the Funding Date in the aggregate principal amount of Five Hundred Million and No/100 Dollars ($500,000,000.00) .  Each Lender shall, before 11:00 A.M. (New York City time) on the date of the Borrowing, make available to the Administrative Agent at its Payment Office, in same day funds, such Lender’s ratable portion of the Borrowing.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by wire transfer to an account designated by the Borrower in the writing given to the Administrative Agent at least seven (7) Business Days prior to the Funding Date, provided that, if the Borrower shall fail to provide such wire transfer instructions to the Administrative Agent, the Administrative Agent will make such funds available to the Borrower at its address set forth in Section 8.02.

(c)           Unless the Administrative Agent shall have received notice from a Lender prior to the date of the Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of the Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable at such time to the Loan.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of the Borrowing for purposes of this Agreement.

(d)           The failure of any Lender to make the Loan to be made by it as part of the Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of the Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of the Borrowing.

SECTION 2.03.  Repayment; Noteless Agreement.

(a)           On each Repayment Date, the Borrower shall repay to the Administrative Agent, for the account of the Lenders, an amount equal to the Repayment Amount due on such Repayment Date.  On the Final Maturity Date, the Borrower shall repay to the Administrative Agent, for the account of each Lender, the full unpaid principal amount of the Loan made by such Lender, together will all accrued and unpaid interest thereon and all other sums due and payable hereunder and under the other Loan Documents.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

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(c)           The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

(d)           The entries maintained in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(e)           Any Lender may request that the Loan owing to such Lender be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender.  Thereafter, the Loan evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 8.06) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 8.06, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loan once again be evidenced as described in paragraphs (b) and (c) above.

SECTION 2.04.  Interest.  The Borrower shall pay interest on the unpaid principal amount of the Loan owed to each Lender from the date of the Loan until such principal amount shall be paid in full, at the following rates per annum:

(a)           Construction Loan.  During such period as the Loan is a Construction Loan, a rate per annum equal at all times to the sum of the LIBOR Rate in effect from time to time plus the Applicable Margin, payable on each Interest Payment Date occurring during such period.

(b)           Term Loan.  From and after the date the Loan is converted to a Term Loan in accordance with Section 2.01(b), a rate per annum equal at all times to the sum of the Treasury Rate plus the Applicable Margin per annum, payable on each Repayment Date occurring during such period.

SECTION 2.05.  Interest Rate Determination.  The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.04(a) or (b) and of the Repayment Amount and Repayment Dates determined by the Administrative Agent as contemplated by the respective definitions thereof.

SECTION 2.06.  Default Rate.  At the discretion of the Administrative Agent or as directed by the Majority Lenders, upon the occurrence and during the continuance of an Event of Default, the outstanding Loan shall bear interest at the Default Rate.  Without limiting the generality of the foregoing, if any amounts required to be paid by the Borrower or any of its Subsidiaries under this Agreement or the other Loan Documents (including principal or interest payable on the Loan, and any fees or other amounts otherwise payable to the Administrative

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Agent or any Lender) remain unpaid after such amounts are due, the Borrower shall pay interest on the aggregate, unpaid balance of such amounts from the date due until those amounts are paid in full at a per annum rate equal to the Default Rate, such amounts to be payable upon demand.

SECTION 2.07.  Prepayments; Deferrals.

(a)           Voluntary Prepayments.  The Borrower may not voluntarily prepay the Loan in whole or in part at any time.

(b)           Mandatory Prepayment.  Upon the occurrence of a Change of Control, the Lenders shall, at their sole option, have the right to require the Borrower to prepay the Loan (including the outstanding principal and any accrued and unpaid interest) in whole or in part within ninety (90) days of the occurrence of such Change of Control at a prepayment premium equal to one hundred two percent (102%) of the outstanding principal balance of the Loan to be prepaid, together with all accrued and unpaid interest thereon and all other amounts then due and owing under the Loan Documents.

(c)           Deferrals.  The Borrower shall not have the right to defer any principal or interest payments at any time.

SECTION 2.08.  Payments and Computations.

(a)           The Borrower shall make each payment under any Loan Document not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Administrative Agent at its Payment Office in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal and interest ratably (other than amounts payable pursuant to Section 2.09) to the Lenders (decreased, as to any Lender, for any taxes withheld in respect of such Lender as contemplated by Section 2.09(b)), and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b)           All computations of interest in respect of the Construction Loan shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  All computations of interest in respect of the Term Loan shall be made by the Administrative Agent on the basis of a year of 360 days of twelve 30-day months, and, in each case of an incomplete month, for the actual number of days elapsed.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)           Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

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(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the interest rate applicable at the time to the Loan.

SECTION 2.09.  Taxes.

(a)           Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.08, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, fees, duties or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, (i) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the Applicable Laws of which (or by a jurisdiction under the Applicable Laws of a political subdivision of which) such Lender or Administrative Agent (as the case may be) is organized or any political subdivision thereof and (ii) any taxes imposed by the United States of America by means of withholding at the source if and to the extent that such taxes shall be in effect and shall be applicable, on the date hereof (or with respect to any entity that becomes a Lender after the date hereof, on the date such entity becomes a Lender), to payments to be made to such Lender or the Administrative Agent (all such non-excluded taxes, levies, imposts, deductions, charges, fees, duties, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by Applicable Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) the Borrower shall make such deductions and (z) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b)           Notwithstanding anything to the contrary contained in this Agreement, each of the Borrower and the Administrative Agent shall be entitled, to the extent it is required to do so by Applicable Law, to deduct or withhold income or other similar taxes imposed by the United States of America from interest, fees or other amounts payable hereunder for the account of any Lender (without the payment by the Borrower of increased amounts to such Lender pursuant to Section 2.09(a)) other than a Lender (i) which is a domestic corporation (as such term is defined in Section 7701 of the Code) for federal income tax purposes or (ii) which has the Prescribed Forms on file with the Borrower and the Administrative Agent for the applicable year to the extent deduction or withholding of such taxes is not required as a result of the filing of such Prescribed Forms; provided that if the Borrower shall so deduct or withhold any such taxes, it shall provide a statement to the Administrative Agent and such Lender, setting forth the

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amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Lender or the Administrative Agent may reasonably request for assisting such Lender or the Administrative Agent to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Lender is subject to tax.

(c)           In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or any other Loan Documents (hereinafter referred to as “Other Taxes”).

(d)           The Borrower, to the fullest extent permitted by Applicable Law, will indemnify each Lender and the Administrative Agent, for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.09) paid by such Lender or the Administrative Agent, (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto except as a result of the gross negligence or willful misconduct of such Lender or the Administrative Agent, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.  Neither the Administrative Agent nor any Lender shall be indemnified for Taxes incurred or accrued more than 90 days prior to the date that such Lender or the Administrative Agent notifies the Borrower thereof.

(e)           Within 30 days after the date of any payment of Taxes or Other Taxes by or at the direction of the Borrower, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof.  Should any Lender or the Administrative Agent ever receive any refund, credit or deduction from any taxing authority to which such Lender or the Administrative Agent would not be entitled but for the payment by the Borrower of Taxes or Other Taxes as required by Section 2.09 (it being understood that the decision as to whether or not to claim, and if claimed, as to the amount of any such refund, credit or deduction shall be made by such Lender or the Administrative Agent in its sole discretion), such Lender or the Administrative Agent, as the case may be, thereupon shall repay to the Borrower an amount with respect to such refund, credit or deduction equal to any net reduction in taxes actually obtained by such Lender or the Administrative Agent, as the case may be, and determined by such Lender or the Administrative Agent, as the case may be, to be attributable to such refund, credit or deduction.

(f)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.09 shall survive the payment in full of principal and interest hereunder and under the Notes.

(g)           Each Lender (other than Pipeline Funding Company, LLC) shall use its commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its applicable lending office or change the jurisdiction for its applicable lending office, as the case may be, so as to avoid the imposition of any Taxes or

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Other Taxes or to eliminate the amount of any such additional amounts which may thereafter accrue; provided that no such selection or change of the jurisdiction of its applicable lending office shall be made if, in the sole and absolute discretion of such Lender, such selection or change would be disadvantageous to such Lender.

SECTION 2.10.  Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loan made by it (other than pursuant to Section 2.09), such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Loan made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation purchased from such Lender by the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lenders) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10 may, to the fullest extent permitted by Applicable Law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

ARTICLE III
CONDITIONS PRECEDENT

SECTION 3.01.  Conditions Precedent to Closing Date.  The obligations of the Lenders to make the Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived by the Lenders in accordance with Section 8.01):

(a)           Documents.  The Administrative Agent shall have received the following, each dated on or before the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent:

(i)           This Agreement executed by the Borrower, the Administrative Agent and Lenders holding Commitments which aggregate to $500,000,000, and all attached exhibits and schedules, and the Negative Pledge executed by FGT.

(ii)           Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement, each Note and any other Loan Documents, and of all other documents evidencing other necessary corporate action with respect to each such Loan Document and certified copies of the certificate of incorporation and bylaws of the Borrower.

(iii)           Certified copies of the resolutions of the Board of Managers of FGT approving the Negative Pledge and of all other documents evidencing other necessary

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limited liability company action with respect to the Negative Pledge and certified copies of the certificate of formation and limited liability company agreement of FGT.

(iv)           A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign each Loan Document to which it is a party and the other documents to be delivered hereunder.

(v)           A certificate of the Secretary or an Assistant Secretary of FGT certifying the names and true signatures of the officers of FGT authorized to sign each Loan Document to which it is a party and the other documents to be delivered hereunder.

(vi)           As requested by the Lenders, the Notes executed by the Borrower and payable to the order of the Lenders.

(vii)           A budget for the Project, as of a recent date (as the same may be modified, amended or supplemented from time to time as permitted herein, the “Project Budget”) for all Project Costs incurred to date, and all anticipated Project Costs to be incurred in connection with the construction of the Project, certified by a Responsible Officer of the Borrower as being true, correct and complete.

(viii)                      A schedule for construction of the Project, as of a recent date (as the same may be modified, amended or supplemented from time to time as permitted herein, the “Project Schedule”) setting out the proposed construction and payment schedule and amounts for the Project, which schedule shall be consistent with the terms of the applicable Construction Contracts and the Project Budget, certified by a Responsible Officer of the Borrower as being true, correct and complete.

(ix)           An opinion of Locke Lord Bissell & Liddell LLP, as counsel to the Borrower, and an opinion of in house counsel of Southern Union Company, as counsel to the Borrower, in each case to be delivered to, and for the benefit of, the Lenders and the Administrative Agent, at the express instruction of the Borrower, in form and covering such matters as the Administrative Agent may reasonably request including the matters set forth in Schedule 8.

(b)           On Closing Date, the Borrower shall have paid all reasonable costs and expenses that have been invoiced and are payable pursuant to Section 8.04.

SECTION 3.02.  Conditions Precedent to Construction Loan.  The obligations of the Lenders to make the Construction Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived by the Lenders in accordance with Section 8.01):

(a)           Documents.  The Administrative Agent shall have received the following, each dated on or before the Funding Date, in form and substance reasonably satisfactory to the Administrative Agent:

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                (i)           A Uniform Commercial Code (“UCC”) report as of a date reasonably close to the Funding Date for each of the jurisdictions listed on Schedule 4, showing no financing statements or Liens of record other than such statements relating to Permitted Liens.

(ii)           A schedule of all Indebtedness of the Borrower and each of its Subsidiaries, in each case indicating the amount, term and payment terms and the collateral security therefor.

(iii)           A Funding Certificate, dated as of the Funding Date, signed by a Responsible Officer of the Borrower, in substantially the form of Exhibit B (“Funding Certificate”).

(iv)           A statement of a Responsible Officer of the Borrower describing its sources of equity capital and debt financing by the Borrower and its Subsidiaries necessary to fully develop, construct, complete and operate the Project.

(v)           (i) A certificate from Borrower’s insurance broker(s), dated as of the Funding Date (or within two (2) Business Days prior thereto), and identifying underwriters, types of insurance, insurance limits and policy terms, describing the insurance obtained and stating that such insurance is in full force and effect and that all premiums due thereon have been paid, and (ii) certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer).

(vi)           A list, certified by a Responsible Officer of Borrower as being true, correct and complete, of all Material Facility Agreements (including any supplements or amendments thereto) and, subject to Section 5.03 hereof, any summaries or copies of such Material Facility Agreements requested by the Administrative Agent.

(vii)           Projections (collectively, the “Projections”) of the (A) operating results for the Existing Pipeline and the Project over a period beginning on the Funding Date and ending on December 31, 2015, showing at a minimum the Borrower’s reasonable good faith estimates, as of the date of delivery, of revenue, operating expenses, and sources and uses of revenues over the forecast period, and (B) operating results for the Project over a period beginning on the Funding Date and ending on December 31, 2033, showing at a minimum the Borrower’s reasonable good faith estimates, as of the date of delivery, of revenue, operating expenses, and sources and uses of revenues over the forecast period and meeting the requirements of the Project Budget for the Project.

(viii)                      An update to the Project Budget reflecting all Project Costs incurred to date, and all anticipated Project Costs to be incurred, in connection with the construction of the Project.

(ix)           An update to the Project Schedule setting out, as of the Funding Date, the proposed construction and payment schedule and amounts for the Project, which schedule shall be consistent with the terms of the applicable Construction Contracts and the Project Budget.

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(x)           An updated list of all Material Applicable Permits (whether by Borrower or any Person that is party to any Facility Agreement in order to perform its obligations thereunder), and, if requested by the Administrative Agent, copies of each Material Applicable Permit listed on such Permit Schedule that has been obtained prior to the Funding Date.

(xi)           A list of Environmental Reports relating to the Project and the Existing Pipeline as of the Funding Date and, if requested by the Administrative Agent, copies of such Environmental Reports.

(xii)           Copies of each presentation made by the Borrower and/or FGT to any rating agency on or after the Closing Date and, to the extent any such presentation gives any effect to the Project, prior to the Closing Date.

(xiii)                      Subject to Section 5.03, such other opinions, statements, certificates, documents and information with respect to the Borrower, FGT, the Existing Pipeline or the Project or matters contemplated by this Agreement as the Administrative Agent or the Lenders may reasonably request.

(b)           Material Adverse Change.  Since December 31, 2006, there shall not have occurred a Material Adverse Change.

(c)           Absence of Litigation.  Except as set forth on Schedule 10, no action, suit, proceeding or investigation shall have been instituted or, to the Borrower’s knowledge, threatened, against the Borrower or any of its Subsidiaries, which, if adversely determined, could reasonably be expected to result in a Material Adverse Change.

(d)           No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing (nor would result from such Borrowing or from the application of the proceeds therefrom).

(e)           Costs and Expenses.  The Borrower shall have paid all reasonable costs and expenses that have been invoiced and are payable pursuant to Section 8.04.

(f)           Casualty. If all or any portion of the Project shall have been materially damaged by flood, fire or other casualty, the Administrative Agent shall have received assurances sufficient, in the reasonable judgment of the Administrative Agent to assure restoration and the completion of the Project prior to the Project Completion Date.

(g)           Representations, Warranties and Covenants.  (x)  The representations and warranties contained in Section 4.01 of this Agreement shall be true and correct in all material respects on and as of the Funding Date (other than those representations and warranties that expressly relate solely to an earlier date, which shall be true and correct as of such earlier date), before and after giving effect to the Loan and the Borrowing of which the Loan is a part and to the application of the proceeds therefrom, as though made on and as of such date; (y) the Borrower shall not be in default in any material respect of any covenant on its part contained in this Agreement; and (z) FGT shall not be in default in any material respect of any covenant on its part contained in the Negative Pledge.

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(h)           FERC Approval.  The FERC Certificate approving the Project shall (i) have been issued to, and accepted by FGT (for avoidance of doubt, FGT shall be entitled to accept or reject the FERC Certificate in its sole and absolute discretion), (ii) be in full force and effect, (iii) be final and not subject to any appeals, stays or any similar rights, (iii) contain conditions as are reasonably acceptable to the Administrative Agent and the Lenders, provided, however, that, notwithstanding the foregoing, minor amendments or other minor changes that may be necessary to such FERC Certificate during the remaining construction of the Project would not cause a failure to meet the foregoing condition so long as such amendments or changes are reasonably likely to be granted.

SECTION 3.03.  No Approval of Work.  The making of the Loan hereunder shall not be deemed an approval or acceptance by the Administrative Agent or the Lenders of any work, labor, supplies, materials or equipment furnished or supplied with respect to the Project.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)           The Borrower and each Subsidiary is a corporation, limited liability company or partnership, as applicable, and is duly formed, validly existing and in good standing in each case under the laws of its jurisdiction of formation.  The Borrower and each Subsidiary have all limited liability company, corporate or partnership powers and all material governmental licenses, authorizations, consents and approvals required in each case to carry on its business as now conducted.  The Borrower has no Subsidiaries as of the date hereof other than as set forth on Schedule 5, which Subsidiaries listed on Schedule 5 (other than FGT) hold no assets and conduct no business.

(b)           The execution, delivery and performance by the Borrower and FGT of each Loan Document to which it is or will be a party are within the Borrower’s and FGT’s corporate or limited liability company powers, have been duly authorized by all necessary corporate or limited liability company action of the Borrower and FGT, as applicable, require, in respect of the Borrower and FGT, no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of Applicable Law or regulation (including, without limitation, Regulation X issued by the Federal Reserve Board) applicable to the Borrower or FGT or Regulation U issued by the Federal Reserve Board or the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or other organizational documents of the Borrower or FGT, as applicable, or any judgment, injunction, order, decree or material (“material” for the purposes of this representation means creating a liability of $35,000,000 or more) agreement binding upon the Borrower or FGT or result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Borrower or any of its Subsidiaries.

(c)           This Agreement and each Note are, and each other Loan Document to which the Borrower or FGT is or will be a party, when executed and delivered in accordance with this Agreement will be valid and legally binding obligations of the Borrower and FGT, as

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the case may be, enforceable against the Borrower and FGT, as the case may be, in accordance with their respective terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(d)           (i) The audited Consolidated balance sheet of the Borrower as of December 31, 2006 and the related audited Consolidated statements of income and retained earnings and cash flow of the Borrower for the Fiscal Year then ended, and the unaudited Consolidated balance sheets of the Borrower for the Fiscal Quarter ending September 30, 2007 and the related Consolidated statements of income and retained earnings and cash flows of the Borrower for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, copies of which, certified by the Chief Financial Officer or Chief Accounting Officer of the Borrower as being true, complete and correct, have been delivered to each of the Lenders, fairly present, in conformity with GAAP except as otherwise expressly noted therein and, in the case of unaudited quarterly financial statements subject to normal year end audit adjustments, the Consolidated financial position of the Borrower and its Subsidiaries as of such date and their Consolidated results of operations and changes in financial position for the respective periods covered thereby.

(ii)  The audited balance sheet of FGT as of December 31, 2006 and the related audited statements of income and retained earnings and cash flow of FGT for the Fiscal Year then ended, and the unaudited balance sheets of FGT for the Fiscal Quarter ending September 30, 2007 and the related statements of income and retained earnings and cash flows of FGT for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, copies of which, certified by the Chief Financial Officer or Chief Accounting Officer of FGT as being true, complete and correct, have been delivered to each of the Lenders, fairly present, in conformity with GAAP except as otherwise expressly noted therein and, in the case of unaudited quarterly financial statements subject to normal year end audit adjustments, the financial position of FGT as of such date and its results of operations and changes in financial position for the respective periods covered thereby.

(iii)           There are no suretyship agreements, guarantees or other contingent liabilities of the Borrower or any of its Subsidiaries that are not disclosed (i) by the financial statements referred to above in this Section 4.01(d), or (ii) on Schedule 9.

(e)           Since December 31, 2006, there has been no Material Adverse Change.

(f)           There is no action, suit, investigation or other proceeding pending or, to the knowledge of Borrower, threatened, against the Borrower, any Subsidiary of the Borrower or any of their respective Properties, in any court or by or before any arbitrator or governmental authority which (i) in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document to which the Borrower or FGT is or will be a party or (ii) except as set forth on Schedule 10, other than to the extent that is fully covered by insurance, if determined adversely could reasonably be expected to result in damages to the Borrower or any of its Subsidiaries totaling more than $50,000,000 or otherwise result in a Material Adverse Change.  Without limiting the generality of the foregoing, to the Borrower’s knowledge, there

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are no investigations (formal or informal) currently pending before FERC’s Office of Market Oversight and Investigation (“OMOI”) or before OMOI’s Division of Investigations and Enforcement with respect to the Borrower or any of its Subsidiaries.

(g)           No Termination Event has occurred or is reasonably expected to occur with respect to any Plan for which an Insufficiency in excess of $50,000,000 exists.  Neither the Borrower nor any ERISA Affiliate has received any notification (or has knowledge of any reason to expect) that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, for which a Withdrawal Liability in excess of $50,000,000 exists.

(h)           United States federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the Fiscal Year ended December 31, 2001.  The Borrower and its Subsidiaries have filed or caused to be filed all United States federal income tax returns and all other material domestic tax returns that to the knowledge of the Borrower are required to be filed by them and have paid or provided for the payment, before the same become delinquent, of all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, other than those taxes contested in good faith by appropriate proceedings.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes are, in the opinion of the Borrower, adequate to the extent required by GAAP.

(i)           Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  Neither the Borrower nor any of its Subsidiaries is (I) a “holding company” under, or a company subject to the registration requirements of, PUHCA, (II) a “subsidiary company” of a company described in (I), or (III) an “affiliate” of either a company described in (I) or a “subsidiary company” of a company described in (I).

(j)           Following application of the proceeds of the Loan, not more than 25 percent of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis), which are subject to any arrangement with the Administrative Agent or any Lender (herein or otherwise) whereby the Borrower’s or any Subsidiary’s right or ability to sell, pledge or otherwise dispose of assets is in any way restricted, will be margin stock (within the meaning of Regulation U issued by the Federal Reserve Board).

(k)           Each of the Borrower and its Subsidiaries (i) is in substantial compliance with all applicable Environmental Laws in all material respects and has obtained and is in substantial compliance with all related Permits necessary for the ownership and operation of its Property and business, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Change, and (ii) has not created, handled, transported, used, or disposed of any Hazardous Materials except in substantial compliance with all Environmental Laws in all material respects, nor, to its knowledge, has any of its currently or previously owned Property been used for those purposes, except where any such action that fails to so comply could not reasonably be expected to result in a Material Adverse Change.

(l)           Neither the Borrower nor any of its Subsidiaries (i) is responsible for the release of any Hazardous Materials into the environment except in substantial compliance with

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all applicable Environmental Laws in all material respects, except where any such release that does not so comply could not reasonably be expected to result in a Material Adverse Change and, to its knowledge, neither the Borrower’s nor any of its Subsidiaries’ currently or previously owned Property has been subjected to any release of or is contaminated by any Hazardous Materials, except where any such release or contamination could not reasonably be expected to result in a Material Adverse Change; or (ii) has, since December 31, 2000, received notice of or been investigated for any violation or alleged violation of any Environmental Law which has not been remedied in accordance with Environmental Laws, which violation or alleged violation could reasonably be expected to result in a Material Adverse Change.

(m)           Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests or Easements in, all its real and personal property material to its business, subject to no Liens other than Permitted Liens.  Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(n)           Fifty percent (50%) of the issued and outstanding stock and equity interests of the Borrower are owned as of the date hereof by CrossCountry Citrus, LLC and  fifty percent (50%) of the issued and outstanding stock and equity interests of the Borrower are owned as of the date hereof by El Paso Citrus Holdings, Inc., free and clear of any Liens; provided that either such entity may transfer stock and equity interests of the Borrower to any Permitted Holder to the extent that, after giving effect thereto, no Change of Control shall have occurred and be continuing. All of the issued and outstanding stock and equity interests of the Subsidiaries of the Borrower are owned by the Borrower, free and clear of any Liens. There are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which the Borrower or any of its Subsidiaries may be required to issue, sell, repurchase or redeem any of its stock or other equity interests or any stock or equity interests of any of its Subsidiaries.  Except as set forth on Schedule 6, FGT owns one hundred percent (100%) of the Existing Pipeline and the Project.

(o)           There are no violations by the Borrower or any of its Subsidiaries or in connection with any of their respective property or assets of any Legal Requirement (including, without limitation, FERC rules and regulations) which could reasonably be expected to result in a Material Adverse Change.

(p)           Each of Borrower and FGT (or such other Person responsible for operating the Existing Pipeline or constructing and operating the Project) has all Permits necessary for the conduct of its business as presently conducted, except for those Permits the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, and none of such Permits is subject to any current legal proceeding or to any unsatisfied condition that could reasonably be expected to allow material modification or revocation of such Permits, and all applicable appeal periods have expired with respect thereto, except to the extent that any of the foregoing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.  Each of Borrower and FGT

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owns or possesses all Easements, fee title and other real property rights necessary to conduct its business as presently conducted without any known conflict with the rights of others, except to the extent that the failure to own or possess such Easements would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(q)            Neither Borrower nor FGT is or, but for the passage of time or giving of notice or both, will be in breach or default of any Material Facility Agreement and, to Borrower’s knowledge, no other party to any such Material Facility Agreement is or, but for the passage of time or giving of notice or both, will be in breach or default of any obligation thereunder, except in each case for such breaches or defaults that would not reasonably be expected to result in a Material Adverse Change.  The Project has been constructed to date (either by the Borrower or FGT and, to Borrower’s knowledge, such other Persons responsible for constructing the Project) in compliance with the terms of all applicable Material Applicable Permits, Material Facility Agreements, Easements, Prudent Natural Gas Pipeline Practices and other Applicable Laws, except where such failure to comply would not reasonably be expected to result in a Material Adverse Change.

(r)           Neither this Agreement nor any certificate or other documentation furnished by the Borrower or any of its Subsidiaries to the Administrative Agent in connection with the transactions contemplated by this Agreement (other than the Projections) (as modified or supplemented by other information so furnished), taken as a whole, contained or will contain at the time of delivery thereof any untrue statement of a material fact or omitted or will omit at the time of delivery thereof to state a material fact necessary in order to make the statements contained herein or therein, as the case may be, not misleading in any material respect under the circumstances in which they were made at the time such statements are made.

(s)           The Projections will be, and, to the extent that the Projections have been delivered to the Administrative Agent and the Lenders at or prior to the time this representation is made or deemed made, were, prepared by or on behalf of Borrower in good faith (and in a manner consistent with the Project Budget) based upon assumptions that Borrower believes to be reasonable as of such date (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and accordingly no assurance can be given and no representations are made that the assumptions are correct or that the projections will be realized).

(t)           The Project Budget (i) was prepared by or on behalf of the Borrower in good faith based on assumptions that the Borrower believed to be reasonable as of the date of preparation of such Project Budget and (ii) was prepared in a manner consistent with the Facility Agreements (if any).

(u)           The execution and delivery of the Financing Documents by the Borrower and its Subsidiaries, as applicable, will not cause the Borrower or any of its Subsidiaries to become insolvent.

(v)           No Default or Event of Default has occurred and is continuing.

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(w)           Except for (i) the instruments and agreements evidencing Indebtedness that are described on Schedule 9 attached hereto, (ii) instruments and agreements evidencing Indebtedness described in the Citrus Corp. 2008 operating and strategic plan dated December 12, 2007, and (iii) instruments and agreements evidencing Indebtedness in the aggregate less than $3,000,000, as of the date hereof, neither Borrower nor any of its Subsidiaries is a party to any other instruments or agreements evidencing Indebtedness, including without limitation lines of credit, security agreements, trust indentures, mortgages, deeds of trust, guarantees, installment purchase agreements, financing leases, letters of credit, or financing statements for secured debt.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01.  Affirmative Covenants.  The Borrower covenants and agrees that so long as any Obligation remains outstanding or any Lender shall have any Commitment hereunder, the Borrower will, and will cause each of its Subsidiaries to, unless the Majority Lenders shall otherwise consent in writing (it being understood and agreed that each of the following covenants shall apply to each Subsidiary of the Borrower, whether present or future):

(a)           Reporting Requirements.  Furnish to each Lender:

(i)           (A) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the Borrower’s quarterly unaudited Consolidated balance sheet as of the end of such Fiscal Quarter and Consolidated statement of income and retained earnings and cash flow for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, (B) as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower, a copy of the Borrower’s audited Consolidated balance sheet as of the end of such Fiscal Year and audited Consolidated statement of income and retained earnings and cash flow for such Fiscal Year, (C) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of FGT, a copy of FGT’s quarterly unaudited balance sheet as of the end of such Fiscal Quarter and a statement of income and retained earnings and cash flow for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and (D) as soon as available and in any event within 120 days after the end of each Fiscal Year of FGT, a copy of FGT’s audited balance sheet as of the end of such Fiscal Year and an audited statement of income and retained earnings and cash flow for such Fiscal Year;

(ii)           simultaneously with the delivery of each of the annual or quarterly reports referred to in Section 5.01(a)(i), a Borrower Quarterly Certificate, among other things, (A) setting forth in reasonable detail the calculations required to establish whether the Borrower and FGT were in compliance with the requirements of Section 5.02(j) and Section 5.02(k) on the date of the financial statements contained in such report, and (B) stating whether there exists on the date of such certificate any Default, and, if so, setting forth the details thereof and the action which the Borrower and/or FGT has taken and proposes to take with respect thereto;

(iii)           as soon as is possible and in any event within five (5) Business Days after a change in, or issuance of, any rating or outlook of any of the Borrower’s or FGT's

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long-term debt by Standard & Poor’s or Moody’s, notice to the Administrative Agent of such issuance or change;

(iv)           promptly after the sending or filing thereof, copies of all reports and registration statements which the Borrower or any of its Subsidiaries files with the SEC or any national securities exchange, if any;

(v)           promptly after providing the same to any rating agency, copies of all presentations made by the Borrower or any of its Subsidiaries to any rating agency on or prior to the Project Completion Date; provided that nothing herein shall limit the obligations of the Borrower set forth in Section 8.06(b) to, among other things, provide information as contemplated therein, including, without limitation, rating agency presentations, whether made prior to, on or after the Project Completion Date;

(vi)           as soon as possible and in any event within five (5) Business Days after a Responsible Officer of the Borrower having obtained knowledge thereof, notice of the occurrence of any Default or Event of Default, and a statement of the chief financial officer or chief accounting officer of the Borrower setting forth details of such Default or Event of Default and the action which the Borrower  has taken and proposes to take with respect thereto;

(vii)           as soon as possible and in any event (A) within 30 Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that any Termination Event described in clause (i) of the definition of “Termination Event” with respect to any Plan for which an Insufficiency in excess of $50,000,000 exists, has occurred and (B) within 10 Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that any other Termination Event with respect to any Plan for which an Insufficiency in excess of $50,000,000 exists, has occurred or is reasonably expected to occur, a statement of the chief financial officer or chief accounting officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such ERISA Affiliate proposes to take with respect thereto;

(viii)                      promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any ERISA Affiliate, copies of each notice received by the Borrower or any ERISA Affiliate from the PBGC stating its intention to terminate any Plan for which an Insufficiency in excess of $50,000,000 exists or to have a trustee appointed to administer any Plan for which an Insufficiency in excess of $50,000,000 exists;

(ix)           promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate indicating liability in excess of $50,000,000 incurred or expected to be incurred by the Borrower or any ERISA Affiliate in connection with (A) the imposition of a Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, or (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA; and

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(x)           such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

(b)           Use of Proceeds.  Contribute the proceeds of the Loan to FGT and cause FGT to apply the same to the payment of Project Costs.

(c)           Maintenance of Insurance.  Maintain insurance with responsible and reputable insurance companies or associations having an A.M. Best rating of at least A- in such coverage types and amounts as is customarily carried by companies engaged in similar businesses and owning similar properties as the Borrower or such Subsidiary; provided that self-insurance by the Borrower or any such Subsidiary shall not be deemed a violation of this covenant to the extent that other companies engaged in similar businesses and owning similar properties as the Borrower or such Subsidiary self-insure.

(d)           Preservation of Corporate Existence, Etc.  Preserve and maintain its corporate existence, rights (charter and statutory), and franchises; provided, however, that this Section 5.01(d) shall not apply to any transactions permitted by Section 5.02(c); and provided, further, that the Borrower or any Subsidiary shall not be required to preserve any right or franchise if the Borrower or such Subsidiary shall reasonably determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the Administrative Agent reasonably determines that the loss thereof is not disadvantageous in any material respect to the Lenders.

(e)           Visitation Rights.  At any reasonable time and from time to time, after reasonable notice, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to, during normal business hours, to the extent permitted by Applicable Law and subject to Section 5.03 hereof, examine the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their respective officers or directors.

(f)           Warranty of Title. Maintain (i) good leasehold or fee title, as the case may be, to the Site and good title to the related Easements (or the applicable undivided portion thereof), and (ii) good title to all of its other properties and assets (other than properties and assets disposed of in strict accordance with the provisions of any of the Loan Documents and in the ordinary course of business, or which are obsolete or are no longer used or useful in the business of the Borrower or its Subsidiaries), in each such case, subject only to Permitted Liens.

(g)           Notices. Promptly (unless otherwise expressly stated hereinafter), upon acquiring notice or giving notice, as the case may be, or obtaining knowledge thereof, give written notice to the Administrative Agent of:

(i)           Any notice (together with a copy thereof) required to be provided by the Borrower or any of its Subsidiaries to any holder of any other Indebtedness of the Borrower or such Subsidiary pursuant to the agreement or agreements evidencing such Indebtedness;

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(ii)           Any litigation or other proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (A) which involve claims against the Borrower or any of its Subsidiaries in excess of $35,000,000 individually or $50,000,000 in the aggregate per calendar year or (B) that could reasonably be expected to result in a Material Adverse Change;

(iii)           Any dispute or disputes which may exist between the Borrower or any of its Subsidiaries and any Governmental Authority and which involve (A) claims against the Borrower or any of its Subsidiaries which exceed $35,000,000 individually or $50,000,000 in the aggregate per calendar year, or (B) any other matters that could reasonably be expected to result in a Material Adverse Change;

(iv)           Any casualty, damage or loss, whether or not insured, through fire, theft, other hazard or casualty, if such casualty, damage or loss affects the Borrower, any of its Subsidiaries, the Existing Pipeline or the Project, in excess of $35,000,000 for any one casualty or loss or $50,000,000 in the aggregate in any policy period;

(v)           Any cancellation or lapse of coverage of any insurance related to the Existing Pipeline or the Project;

(vi)           Any matter which has had, or could reasonably be expected to result in, a Material Adverse Change;

(vii)           Any material default or notice thereof (including any notice of default) under any Material Facility Agreement;

(viii)                      Any (A) fact, circumstance, condition or occurrence at, on, or arising from, any Site, improvements, or other Property related to the Existing Pipeline or the Project that results in material noncompliance with any Environmental Law or any release of Hazardous Materials on or from such Site, improvements or other Property related to the Existing Pipeline or the Project that has had or could reasonably be expected to result in a Material Adverse Change, and (B) pending or, to the Borrower’s knowledge, threatened, claim under or related to Environmental Laws, against the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, any of its Affiliates, contractors, lessees or any other Persons, arising in connection with their occupying or conducting operations on or at the Existing Pipeline or the Project or any related Site, improvements or other Property that has had or could reasonably be expected to result in a Material Adverse Change; and

(ix)           Initiation of any condemnation proceedings against the Existing Pipeline or the Project or the related Site or a material portion thereof.

Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Borrower shall not be required to provide further notices to the Administrative Agent of the proceedings between Borrower and the Florida Department of Transportation, which matters have been disclosed prior to the Closing Date by Borrower to the Administrative Agent.  Such matters, to the extent required by Applicable Law, will be included in the public reports filed with the SEC by Southern Union Company.

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(h)           Books, Records. Maintain, or cause to be maintained, adequate books, accounts and records and prepare all financial statements required hereunder in accordance with GAAP and in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction thereof, and, subject to requirements of Governmental Rules and safety requirements.

(i)           Compliance with Laws, Instruments, Etc. Promptly comply, or cause compliance, in all material respects, with all Legal Requirements relating to the Borrower, any of its Subsidiaries, the Existing Pipeline or the Project, including Legal Requirements relating to pollution control, environmental protection, equal employment opportunity or employee benefit plans, ERISA Plans and employee safety, with respect to the Borrower, its Subsidiaries, the Existing Pipeline and the Project.

(j)           Reports.

(i) Until the Project Completion Date, deliver to the Administrative Agent (A) within thirty (30) days of the end of each month a report describing in reasonable detail the progress of the construction of the Project since the last prior report hereunder, and (B) within thirty (30) days of the end of each Fiscal Quarter, an updated Project Budget and Project Schedule.

(ii) Until the Project Completion Date, to the extent reasonably available to the Borrower or any of its Subsidiaries, provide to the Administrative Agent (subject to Section 5.03 hereof), all material reports, analyses and/or assessments of the Project, and all material amendments, modifications and supplements thereto, including, without limitation, material reports, analyses or assessments prepared by any independent engineer, market consultant, environmental consultant or insurance consultant, and copies of all such material reports, analyses and assessments, and any material amendments, modifications and supplements thereto.

(iii) To the extent reasonably available to the Borrower or any of its Subsidiaries, provide to the Administrative Agent promptly upon the Administrative Agent’s reasonable request therefor, such reports, statements, lists of property, accounts, budgets, forecasts and other information concerning the Existing Pipeline, the Project and the Material Facility Parties relating to the Existing Pipeline or the Project.

(k)           Conduct of Business, Properties, Etc. Except as otherwise expressly permitted under this Agreement, (i) maintain and preserve all material rights, privileges and franchises reasonably necessary in the normal conduct of its business, (ii) perform (to the extent not excused by force majeure events or the nonperformance of another party and not subject to a good faith dispute) all of its material contractual obligations under the Material Facility Agreements to which it is party or by which it is bound, and (iii) obtain and maintain all necessary Material Applicable Permits and use commercially reasonable efforts to cause all Material Facility Parties related to the Existing Pipeline and the Project to obtain and maintain all Material Applicable Permits.

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(l)           Construction of the Project. Until the Project Completion Date, acquire in the name of the Borrower or FGT adequate interests in real property for the Project to be constructed and operated in accordance with Prudent Natural Gas Pipeline Practices and diligently cause the Project to be constructed and equipped substantially in accordance with applicable Legal Requirements, Prudent Natural Gas Pipeline Practices, and the Construction Contracts, the Project Budget and Project Schedule, as such Construction Contracts, Project Budget and Project Schedule may be amended from time to time.

(m)           Operation .  Operate and maintain the Existing Pipeline and, after the Project Completion Date thereof, the Project, cause the same to be operated and maintained, in a manner consistent and in compliance with Prudent Natural Gas Pipeline Practices and in all material respects with all applicable Legal Requirements.

(n)           Further Assurances.  Perform, upon the request of the Administrative Agent, such reasonable acts as may be necessary to carry out the intent of this Agreement and the other Loan Documents.

(o)           Taxes and Other Government Charges. Pay, or cause to be paid, as and when due and prior to delinquency, all material taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to the Borrower, any of its Subsidiaries, the Existing Pipeline or the Project, including sales and use taxes and real estate taxes, all other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Existing Pipeline and the Project, and all assessments and charges lawfully made by any Governmental Authority for public improvements that may be secured by a Lien on the Existing Pipeline or the Project. The Borrower or any of its Subsidiaries may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when the Borrower or any of its Subsidiaries is in good faith contesting the same, so long as (i) reserves have been established in an amount sufficient to pay any such taxes, assessments or other charges, accrued interest thereon and potential penalties or other costs relating thereto, or, to the extent permitted by GAAP, other adequate provision for the payment hereof shall have been made, (ii) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest, and (iii) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is timely paid after resolution of such contest.

(p)           Event of Eminent Domain. If an Event of Eminent Domain shall occur with respect to any portion of the Existing Pipeline or the Project, (i) promptly upon discovery or receipt of notice of any such occurrence, provide written notice of the same to the Administrative Agent, and (ii) diligently pursue all its rights to compensation against the relevant Governmental Authority in respect of such Event of Eminent Domain, except where the failure to pursue its rights to compensation in respect of such Event of Eminent Domain does not or could not reasonably be expected to result in a Material Adverse Change.

(q)           Other Indebtedness.  The Borrower shall ensure that at all times the Loan ranks at least pari passu in respect of priority of payment and priority of Liens with all other senior indebtedness of the Borrower.

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(r)           FGT Distributions.  The Borrower shall cause FGT to declare distributions at the earliest time permitted under Applicable Law and the FGT Debt Agreements, in each case as such agreements exist on the Closing Date or as the same may be amended in compliance with this Agreement, and any other agreement evidencing Indebtedness of FGT which is entered into in compliance with the provisions of this Agreement, to the extent necessary (after taking into account all other sources of funds available to the Borrower) to cause and permit the Borrower to pay its Indebtedness as the same becomes due and payable; provided, however, that notwithstanding the foregoing, the Borrower shall not be required to cause FGT to declare distributions in the event that such distributions would materially impair FGT’s ability to operate in the ordinary course or would reasonably be likely to have a material adverse effect on the financial condition of FGT.

SECTION 5.02.  Negative Covenants.  The Borrower covenants and agrees that so long as any Obligation remains outstanding or any Lender shall have any Commitment hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, unless the Majority Lenders shall otherwise consent in writing (it being understood and agreed that each of the following covenants shall apply to each Subsidiary of the Borrower, whether present or future):

(a)           Indebtedness.  Create, assume or otherwise incur or become liable in respect of any Indebtedness (or permit any Subsidiary to do so) if, immediately thereafter and after giving effect thereto, a Default or an Event of Default shall have occurred and be continuing; provided that neither the Borrower nor any of its Subsidiaries shall incur any Indebtedness owed to any Affiliate of the Borrower that is not fully and completely subordinated in all respects to the Obligations pursuant to a subordination agreement in form and substance satisfactory to the Administrative Agent.

(b)           Disposition of Assets.  Except as otherwise expressly permitted by this Agreement, liquidate or dissolve, sell or lease or otherwise transfer or dispose of all or any part of its property, assets or business (including, without limitation, any Subsidiary) in any single calendar year having an aggregate fair market value of more than $50,000,000 or in any period of five (5) consecutive calendar years having an aggregate fair market value of more than $100,000,000.

(c)           Mergers, Etc.  Merge or consolidate with or into, any Person, unless (i) the Borrower or such Subsidiary, as applicable, is the survivor and (ii) immediately after giving effect to such proposed transaction, no Default would exist or result.

(d)           Compliance with ERISA.  Terminate, or permit any ERISA Affiliate to terminate, any Plan so as to result in any liability in excess of $50,000,000 of the Borrower or any ERISA Affiliate to the PBGC, or permit circumstances which give rise to a Termination Event described in clause (b), (d) or (e) of the definition of “Termination Event” with respect to a Plan so as to result in any liability in excess of $50,000,000 of the Borrower or any ERISA Affiliate to the PBGC.

(e)           Liens, Etc.  Pledge, mortgage or hypothecate, or permit to exist, and/or cause, suffer or permit any Subsidiary to pledge, mortgage or hypothecate, or permit to exist, any Lien upon, any Property at any time owned by it to secure any Indebtedness or other obligations,

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without making effective provisions whereby all Obligations of the Borrower and FGT to the Administrative Agent and the Lenders under this Agreement and each of the other Loan Documents shall be equally and ratably secured with all such Indebtedness or other obligations so secured and with any other Indebtedness similarly entitled to be equally and ratably secured; provided, however, that this restriction shall not apply to or prevent the creation or existence of the following (collectively, “Permitted Liens”):

(i)           pledges or deposits made to secure payment of worker's compensation insurance (or to participate in any fund in connection with workers' compensation insurance), unemployment insurance, pensions or social security programs,

(ii)           Liens imposed by mandatory provisions of Applicable Law such as for materialmen's, mechanics', warehousemen's and other like Liens arising in the ordinary course of business, securing Indebtedness whose payment is not yet due,

(iii)           Liens for taxes, assessments and governmental charges or levies imposed upon a Person or such Person's income or profits or Property, if the same are not yet due and payable or if the same are being contested in good faith and as to which adequate cash reserves have been provided,

(iv)           Liens arising from good faith deposits in connection with tenders, leases, real estate bids or contracts (other than contracts involving the borrowing of money), pledges or deposits to secure public or statutory obligations and deposits to secure (or in lieu of) surety, stay, appeal or custom bonds and deposits to secure the payment of taxes, assessments, custom duties or other similar charges,

(v)           encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property for the purposes intended, and none of which is violated by existing or proposed structures or land use,

(vi)           Liens existing on property acquired by the Borrower or any of its Subsidiaries at the time of acquisition, provided that such Liens were not created in contemplation of such acquisition and do not extend to any assets other than the property so acquired; and

(vii)           any other Liens (other than the Liens described in clauses (i) through (vi) inclusive), if the aggregate amount of all obligations secured by such Liens does not exceed $30,000,000 at any one time outstanding.

In case the Borrower or any of its Subsidiaries shall propose to grant a Lien on any property at any time owned by it to secure any Indebtedness or other obligations, other than as permitted by clauses (i) to (vii), inclusive, of this Section 5.02(e), the Borrower will prior thereto give written notice thereof to the Administrative Agent and the Borrower will, or will cause its Subsidiary to, prior to or simultaneously with the granting of such Lien, by a mortgage, security agreement or pledge agreement executed by the grantor to the Administrative Agent for the benefit of the Administrative Agent and the Lenders (or to the extent legally necessary to a trustee), in form and substance satisfactory to the Administrative Agent, effectively secure all of the Obligations with such Indebtedness or other obligations so secured.

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(f)           Investments.  Make or permit to exist, or permit any of its Subsidiaries to make or permit to exist any Investments (including loans to and investment in third parties) other than as expressly permitted below:

(i)           The Borrower may make Permitted Investments which are made in the ordinary course of business in connection with the Borrower’s cash management practices; and

(ii)           As long as, after giving effect thereto, no Default or Event of Default has occurred and is continuing, the Borrower may make other Investments; provided that such Investments are in the lines of business permitted pursuant to, and subject to the limitations contained in, Section 5.02(g).

(g)           Line of Business.  Engage in a line of business other than the ownership and operation of a natural gas pipeline in the United States; provided that, so long as after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, the Borrower and/or FGT may invest up to twenty percent (20%) of the Consolidated net tangible assets of the Borrower and its Subsidiaries in other FERC regulated natural gas businesses that do not involve any trading or marketing activities.

(h)           Ownership of FGT, Existing Pipeline and the Project.  (i) In the case of the Borrower, cause or permit FGT to at any time cease to be directly or indirectly a wholly-owned, direct Subsidiary of the Borrower, and (ii) except as set forth on Schedule 6, cause or permit FGT to at any time cease to own one hundred percent (100%) of the Existing Pipeline and the Project.

(i)           Use of Proceeds.  Use all or any portion of the proceeds of the Loan for the purpose of purchasing or carrying margin stock within the meaning of Regulation U issued by the Federal Reserve Board or for any other purpose except as expressly permitted and authorized herein.

(j)           Consolidated Debt to Total Capitalization Ratio.  Permit at any time the ratio of (i) the Consolidated Debt of the Borrower, to (ii) the Total Capitalization of the Borrower, to be more than 0.65 to 1.00.

(k)           Interest Coverage Ratio.  Permit at any time the ratio of (a) the Consolidated EBITDA of the Borrower, to (ii) the Consolidated Interest Expense of the Borrower, to be less than 2.00 to 1.00.

(l)           Affiliate Transactions.  Enter into or permit to exist, or permit any of its Subsidiaries to enter into or permit to exist, directly or indirectly, any transaction or series of transactions with any of their Affiliates unless such transaction or series of transactions is on terms no less favorable to the Borrower or any Subsidiary, as applicable, than those that could be obtained in a comparable arm's length transaction with a Person that is not such an Affiliate.

(m)           Dividends and Distributions.  Make or pay any dividends or distributions to, or repay any Indebtedness owed to, any holder of an equity interest in the Borrower, or redeem, purchase or otherwise acquire any interest in the Borrower held by such Person;

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provided that, (i) the Borrower may make or pay any dividend or distribution to, or repay any Indebtedness owed to, holders of an equity interest in the Borrower if such dividends or distributions or repayment of Indebtedness is paid with equity interests of the Borrower, (ii) after the Funding Date and prior to the Project Completion Date, the Borrower may make or pay any dividend or distribution, or repay any Indebtedness owed, to holders of equity interest in the Borrower with any Distributable Amounts only if (x) after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and the Borrower shall have provided to the Administrative Agent a certificate of the Borrower, signed by a Responsible Officer of the Borrower, to the effect that the Borrower has sufficient financial resources available to it (including access to capital and debt markets, either directly or indirectly through its Affiliates) to construct, complete and equip the Project substantially in accordance with applicable Legal Requirements, Prudent Natural Gas Pipeline Practices, and the Construction Contracts, the Project Budget and Project Schedule, as such Construction Contracts, Project Budget and Project Schedule may be amended from time to time, and (y) the holders of such equity interests in the Borrower agree to contribute equity capital to the Borrower in an equal amount within twelve months from the date of such dividend, distribution or repayment, as applicable, (iii) prior to the Funding Date and after the Project Completion Date, the Borrower may make or pay any other dividend or distribution, or repay any Indebtedness owed, to holders of equity interests in the Borrower with any Distributable Amounts so long as after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (iv) and any Subsidiary of the Borrower may make or pay any dividend or distribution to the Borrower.

(n)           Abandonment of the Existing Pipeline or the Project.  Cease or abandon the development, construction or operation of the Existing Pipeline or the Project.

(o)           FGT Distributions. Cause or permit FGT to enter into any further agreement limiting its ability to pay dividends or make distributions to the Borrower on terms more restrictive than those contained in the FGT Debt Agreements, in each case as such agreements exist on the Closing Date.

(p)           Amendment of Borrower Debt Agreements and FGT Debt Agreements.  Agree to or enter into or otherwise cause or permit any amendment, modification or termination of any of the Borrower Debt Agreements or FGT Debt Agreements if any such amendment, modification or termination will result in a Material Adverse Change or otherwise conflict with this Agreement.

SECTION 5.03.  Disclosure Limitations.  Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, neither Borrower nor any of its Affiliates, including, without limitation, FGT, shall be required to provide to Pipeline Funding Company, LLC (or any of its Affiliates), or any other Person (or any of its Affiliates) that is a customer of the FERC-regulated businesses of Borrower or any of its Subsidiaries, including, without limitation, FGT(each such Person, a “Restricted Person”), any information (including, without limitation, any contracts between FGT, on the one hand, and any customers of FGT, on the other hand), to the extent that, in the good faith, reasonable determination of the Borrower and its regulatory counsel, such disclosure would violate any Applicable Law (including, without limitation, the Energy Policy Act of 2005, the Natural Gas Act and FERC orders and regulations, including FERC standards of conduct) (collectively, the "Disclosure Limitations"); provided,

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 however, that to the extent that the disclosure of such information to a Restricted Person would result in a violation of the Disclosure Limitations, in the good faith, reasonable determination of Borrower and its regulatory counsel, Borrower would agree to provide such information to a third party consultant or other designee of the Restricted Person so long as (i) in the good faith, reasonable determination of Borrower and its regulatory counsel, such disclosure would not violate the Disclosure Limitations, and (ii) Borrower receives a confidentiality agreement (reasonably acceptable to Borrower in good faith) executed by such consultant or designee who will receive such information that is the subject of such Disclosure Limitations.  If the disclosure to such Restricted Person’s consultant or designee may not be made without violating the Disclosure Limitations, in the good faith, reasonable determination of Borrower and its regulatory counsel, then the Borrower agrees that it will use, or will cause its Subsidiaries to use, as applicable, commercially reasonable efforts to determine an acceptable alternative to achieve the intended objective of the requested disclosure.

Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, Borrower shall not be required to disclose litigation-related information (including information prepared in anticipation of litigation) to the Administrative Agent, the Lenders or any Eligible Assignee pursuant to Section 8.06(j) to the extent that Borrower and its counsel reasonably determine in good faith that the disclosure of such information would result in a waiver of Borrower’s attorney-client or work product privileges; it being understood and agreed, however, that negotiated agreements and other agreements and communications with third parties and notices of the occurrence of any event and non-privileged information (although there may be other privileged communications related to such event or non-privileged information) shall not be deemed to be privileged communications.

In no event, however, shall the Disclosure Limitations or any other provision contained in this Section 5.03 be deemed or construed to (i) excuse the Borrower from its obligations hereunder to provide notice to the Administrative Agent or the Lenders of Defaults and Events of Default (whatever the cause), or (ii) otherwise limit or preclude the disclosure of any information contemplated in this Agreement or any of the other Loan Documents (whether pursuant to Section 8.06(j) or otherwise) to any other Lender that is not a Restricted Person subject to the Disclosure Limitations contained herein or the Administrative Agent’s or any Lender’s actual or proposed pledgee, assignee, transferee or lender(s), or any of their agents, representatives, advisors or trustees (including, without limitation, any Person described in clauses (b) through (e), inclusive, of the definition of “Eligible Assignee”), so long as in any such case such Person is not a Restricted Person subject to the Disclosure Limitations contained herein, even though the Administrative Agent or the Lender making or proposing any such pledge, assignment, transfer, participation or financing may be precluded from receiving such information because of the Disclosure Limitations contained herein.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

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(a)           The Borrower shall fail to pay (i) any principal when due and payable hereunder or (ii) any interest for more than five days after such interest becomes due and payable hereunder or (iii) any other amount (other than principal or interest on the Loan) due under any Loan Document for more than 15 days after such fee or amount becomes due and payable; or

(b)           Any representation or warranty made by the Borrower or any Subsidiary of the Borrower (or any of their respective officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made and the same shall remain unremedied for 30 days after a Responsible Officer of the Borrower or such Subsidiary becomes aware of such event or written notice thereof shall have been given to the Borrower by the Administrative Agent at the request of any Lender; or

(c)           The Borrower or any of its Subsidiaries shall (i) fail to perform or observe any term, covenant or agreement contained in Section 5.02 of this Agreement or in Article II of the Negative Pledge, or (ii) fail to perform or observe any other term, covenant or agreement contained in any Loan Document and which is not covered by clause (i) above or any other provision of this Section 6.01 if, in the case of such other term, covenant or agreement referenced in this clause (ii), such failure shall remain unremedied for 30 days after a Responsible Officer of the Borrower or such Subsidiary becomes aware of such event or written notice thereof shall have been given to the Borrower by the Administrative Agent at the request of any Lender; or

(d)           The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Indebtedness which is outstanding in the principal amount of at least $30,000,000 in the aggregate, of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace and/or notice period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace and/or notice period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit with notice or the passage of time the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or as a result of the giving of notice of a voluntary prepayment), prior to the stated maturity thereof; or

(e)           The Borrower, FGT or any of the Borrower's Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, FGT or any of the Borrower's Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 60 days; or the Borrower, FGT or any of the Borrower's Subsidiaries shall take any corporate, limited liability

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company or partnership action to authorize any of the actions set forth above in this subsection (e); or

(f)           Any judgment, decree or order for the payment of money in excess of $50,000,000, individually or in the aggregate, shall be rendered against the Borrower or any of its Subsidiaries and remains unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment, decree or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment, decree or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)           The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years which include the date hereof by an amount exceeding $50,000,000 in the aggregate; or

(h)           The Borrower shall fail to own, directly or indirectly, one hundred percent (100%) of the voting equity interests of FGT, or, except as may be permitted pursuant to Section 5.02(b), FGT shall fail to own one hundred percent (100%) of the Project and, except as set forth on Schedule 6, the Existing Pipeline; or

(i)           Failure of the Borrower and its Subsidiaries to achieve Project Completion in respect of the Project on or prior to December 31, 2013; or

(j)           Failure by the holders of the equity interests in the Borrower to contribute equity capital to the Borrower prior to such times and in such amounts required pursuant to Section 5.02(m); or

(k)           An "Event of Default" (after giving effect to any applicable periods of grace or notice) shall have occurred under any of the Borrower Debt Agreements or the FGT Debt Agreements; or

(l)           A "Material Adverse Change" shall have occurred and the same shall remain unremedied for 30 days after a Responsible Officer of the Borrower or such Subsidiary becomes aware of such event or written notice thereof shall have been given to the Borrower by the Administrative Agent at the request of any Lender;

then, and in any such event, the Administrative Agent may do any of the following:

(i)            at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make the Loan to be terminated, whereupon the same shall forthwith terminate, and/or

(ii)            at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, recover any outstanding principal of or premium or interest on any of the Obligations, and/or

                  MIAMI/4210166.14

(iii)           declare all or any portion of the Loan, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all or such portion of the Loan, all such interest and all such amounts, together with a premium equal to (A) in the case of the occurrence of any Event of Default specified in Sections 6.01 (b), (c), (e) (to the extent voluntary), (h) or (i), four percent (4%) of the principal balance of the Loan so accelerated, and (B) in the case of any other Event of Default, two percent (2%) of the principal balance of the Loan so accelerated, shall become and be forthwith due and payable, in any such case without presentment, demand, protest, notice of intent to accelerate or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, (A) the obligation of each Lender to make its Loan shall automatically be terminated and (B) the Loan, all such interest, all such amounts, and all other Obligations, together with a premium equal to four percent (4%) (to the extent voluntary) or two percent (2%) (to the extent involuntary) of the principal balance of the Loan, shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower, and/or

(iv)            at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, collect interest at the Default Rate in accordance with Section 2.06, and/or

(v)           exercise any or all remedies available at law; and/or

(vi)           exercise any or all remedies available in equity.

The Borrower acknowledges, and the parties hereto agree, that each Lender has the right to maintain its investment in the Loan free from prepayment and that, as a result, the right of acceleration shall not be the sole and exclusive remedy available in the event of an Event of Default but rather shall be one of the remedies available to the Administrative Agent and the Lenders (which the Administrative Agent and the Lenders, in their sole and absolute discretion, may exercise).  Without limiting the generality of any of the foregoing, neither the Administrative Agent nor any Lender shall be subject to any "one action" or "election of remedies" law or rule, and all rights, remedies and privileges provided to the Administrative Agent and each Lender shall remain in full force and effect until the Administrative Agent and the Lenders shall have exhausted all of their remedies.  Any such actions taken by the Administrative Agent and/or any of the Lenders either at law or in equity shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as the Administrative Agent and the Majority Lenders may determine in their sole discretion, to the fullest extent permitted by law, equity or contract.  Without limiting the generality of the foregoing, in the event of the occurrence of an Event of Default incurred solely for the purpose of intentionally circumventing the Lenders’ right to maintain its investment in the Loan free from prepayment, the Borrower acknowledges that monetary damages will be inadequate and the Lenders and the Administrative Agent shall be entitled to exercise available equitable remedies.

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ARTICLE VII
THE AGENT

SECTION 7.01.  Authorization and Action.  Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Loan), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any Loan Document or Applicable Law and shall not be required to initiate or conduct any litigation or other proceedings.  The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02.  Administrative Agent’s Reliance, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Document, except for its or their own gross negligence or willful misconduct.  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have, by reason of this Agreement or any other Loan Document, a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Loan Document, expressed or implied, is intended or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein.  Without limitation of the generality of the foregoing, the Administrative Agent:  (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with any Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (e) shall not be responsible to any Lender for the due execution (other than the Administrative Agent’s own due execution), legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier), believed by it to be genuine and signed or sent by the proper party or parties.

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SECTION 7.03.  Administrative Agent and Its Affiliates.  With respect to its Commitment, the Loan made by it and the Notes, if any, issued to it, each Lender which is also the Administrative Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include any Lender serving as the Administrative Agent in its individual capacity.  Any Lender serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of the Subsidiaries and any Person who may do business with or own securities of the Borrower or any Subsidiary, all as if such Lender were not the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 7.04.  Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01(d) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.  The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loan or at any time or times thereafter.  The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Borrower or any Subsidiary or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Borrower or any Subsidiary or the existence or possible existence of any Default.

SECTION 7.05.  Certain Rights of the Administrative Agent.  The Administrative Agent shall request instructions from the Majority Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from Majority Lenders; and it shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender or the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of its acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Majority Lenders or all of the Lenders, as the case may be.  Furthermore, except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be specifically indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

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SECTION 7.06.  Holders.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

SECTION 7.07.  Indemnification.  The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Loan then held by each of them (or if no principal of the Loan is at the time outstanding or if any principal of the Loan is held by Persons who are not Lenders, ratably according to the respective amounts of their Commitments then existing, or, if no such principal amounts are then outstanding and no Commitments are then existing, ratably according to the respective amounts of the Commitments existing immediately prior to the termination thereof), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of any of the Loan Documents or any action taken or omitted by such Administrative Agent under the Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for such Lender's ratable share of any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, the Loan Documents, or any of them, to the extent that such Administrative Agent is not reimbursed for such expenses by the Borrower.

SECTION 7.08.  Resignation or Removal of the Administrative Agent .

(a)           The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and under the other Loan Documents at any time by giving at least sixty (60) days’ prior written notice to the Borrower and the Lenders.  Additionally, the Administrative Agent may be removed at the discretion of the Majority Lenders by giving at least sixty (60) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders.  Such resignation or removal shall take effect upon the appointment of a successor Administrative Agent pursuant to Section 7.08(b) and Section 7.08(c) or as otherwise provided below.

(b)           Upon any such notice of resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent which shall be another Lender, or if none is amenable to such appointment, a commercial bank or trust company experienced in the administration of loans such as the Loan and, so long as no Default or Event of Default shall have occurred and be continuing, otherwise reasonably acceptable to the Borrower.

(c)           If a successor to a resigning Administrative Agent shall not have been so appointed within such sixty (60) day period, the resigning Administrative Agent with the consent of the Borrower (which consent will not be unreasonably withheld), shall have the right to then

                  MIAMI/4210166.14

appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided above.

(d)           If no successor Administrative Agent has been appointed pursuant to Section 7.08(b) or Section 7.08(c) and shall have accepted such appointment by the 70th day after the date such notice of resignation or removal was given by the resigning Administrative Agent or the Majority Lenders, as the case may be, the resigning Administrative Agent’s resignation shall become effective and the Lenders shall thereafter perform all the duties of the resigning Administrative Agent hereunder and under any other Loan Document until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided above.

(e)           After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.  Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.

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ARTICLE VIII
MISCELLANEOUS

SECTION 8.01.  Amendments, Etc.  No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:  (a) waive any of the conditions specified in Article III (it being understood and agreed that the conditions contained in Article III are for the benefit of the Lenders only and, accordingly, the Borrower shall have no right to waive such conditions or to insist that any Lender waive or not waive any of the conditions contained in Article III, which right to waive or not waive shall be exercisable by the Lenders in their sole and absolute discretion), (b) increase or extend the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) forgive or reduce the principal of, or interest on, the Loan or any other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Loan or any other amounts payable hereunder, (e) take any action which requires the signing of all the Lenders pursuant to the terms of any Loan Document, (f) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loan which shall be required for the Lenders or any of them to take any action under any Loan Document, (g) amend the definition of "Event of Default", or (h) amend this Section 8.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under any Loan Document.

SECTION 8.02.  Notices, Etc.  All notices and other communications provided for hereunder shall be (except to the extent telephone notice is expressly authorized or required herein) in writing (including facsimile transmission communication) and mailed, telecopied or delivered, if to the Borrower, at its address or telecopy number set forth below:

c/o Florida Gas Transmission Company, LLC
5444 Westheimer Road
Houston, Texas 77056
Attention:  Vice President & Treasurer
Telecopier No.: (713) 989-1212

if to any Lender, at its address set forth on its signature page hereto; if to the Administrative Agent, at its address or telecopier number set forth below:

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  Pipeline Funding Company, LLC
4005 Kennett Pike - Suite 220
Greenville, Delaware 19807
Attention: Barbara Morris, President
Telephone: (302) 421-2287
Telecopier No.: (302) 421-2245

or, as to the Borrower, the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall be effective, if mailed, two Business Days after deposit in the mails; if sent by overnight courier, one Business Day after delivery to the courier company; and if sent by telecopier, when received by the receiving telecopier equipment, respectively; provided, however, that (a) notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent and (b) telecopied notices received by any party after its normal business hours (or on a day other than a Business Day) shall be effective on the next Business Day.

SECTION 8.03.  No Waiver; Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law or at equity.

SECTION 8.04.  Costs, Expenses and Indemnity.

(a)           Expenses.  The Borrower agrees to pay on demand, (i) all reasonable costs and expenses in connection with the preparation, execution and delivery of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of one law firm as counsel for the Administrative Agent with respect to preparation, execution and delivery of the Loan Documents and the satisfaction of the matters referred to in Section 3.01, which (x) on or prior to the Closing Date shall not exceed $250,000, and (y) after the Closing Date and on or prior to the Funding Date shall not exceed $62,500, and (ii) all reasonable legal and other costs and expenses, if any, of the Administrative Agent and each Lender in connection with the administration, modification, amendment and enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents and the other documents to be delivered under the Loan Documents or incurred in connection with any workout, restructuring or bankruptcy.

(b)           Indemnity.  The Borrower shall, to the fullest extent permitted by Applicable Law, indemnify and hold harmless the Administrative Agent, each Lender, and each of their respective Affiliates and any officers, directors, employees and agents of the Administrative Agent, any Lender or any of their respective Affiliates (collectively the “Indemnified Parties”) from and against any and all losses, claims, damages, liabilities, related reasonable costs and expenses (including reasonable fees, expenses and disbursements of any

                  MIAMI/4210166.14

 law firm or other external counsel) to which any such Indemnified Party may become subject arising out of or in connection with (i) the execution, delivery, enforcement or performance of this Agreement or any other Loan Document or any other agreement, letter or instrument delivered pursuant to the Loan Documents in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (iii) any liability imposed on an Indemnified Party under any Environmental Law as a result of or in connection with such Indemnified Party being a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, regardless of whether any Indemnified Party is a party thereto.  The foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such Indemnified Party.  No Indemnified Party shall be liable for any indirect or consequential damages in connection with its activities related to this Agreement, any other Loan Document or any of the transactions contemplated hereby.  Each Indemnified Party shall agree (or, if not a party hereto, shall agree as a condition precedent to obtaining the benefits of this indemnity) that it shall promptly notify the Borrower of each claim for indemnity hereunder.  Any Indemnified Party that proposes to settle or compromise any indemnified claim for which the Borrower may be liable for payment hereunder shall give the Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Borrower's prior written consent thereto, which consent shall not be unreasonably withheld; provided that nothing in this sentence shall restrict the right of any Indemnified Party to settle or compromise any claim for which indemnity would otherwise be available on any terms if such Indemnified Party waives its right to indemnity from the Borrower in respect thereof.  The agreements in this Section shall survive in accordance with Section 8.11.

(c)           Punitive Damages.  Except as set forth in the next succeeding sentence, neither the Administrative Agent nor any Lender shall be liable to the Borrower for amounts constituting punitive, treble or exemplary damages arising out of or in connection with any breach by any Lender or the Administrative Agent of any of their respective obligations hereunder.  If the Borrower becomes liable to an unaffiliated third party for amounts constituting punitive, treble or exemplary damages as a result of a breach of an obligation hereunder (but excluding the exercise of any rights hereunder or under the other Loan Documents) by a Lender or the Administrative Agent, as the case may be, the Borrower shall be entitled to claim and recover (and does not waive its rights to claim and recover) such amounts from such Lender or the Administrative Agent, as the case may be, to the extent such Lender or the Administrative Agent, as the case may be, would be liable to the Borrower for such amounts but for the limitation set forth in the preceding sentence.

SECTION 8.05.  Right of Set-Off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Loan due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the

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Borrower against any and all of the Obligations now or hereafter existing under this Agreement and the Notes held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such Notes and although such Obligations may be unmatured.  For avoidance of doubt, nothing herein shall be deemed or construed to permit any Lender to set off any contractual obligations that may be owed by any Affiliate of such Lender to the Borrower or any of its Subsidiaries to any Obligations owed to such Lender hereunder or under any of the other Loan Documents.  Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

SECTION 8.06.  Binding Effect; Assignments; Participations.

(a)           This Agreement shall become effective on the Closing Date if this Agreement shall have been executed by the Borrower and the Administrative Agent and if the Administrative Agent shall have, as to each Lender, either received a copy of a signature page hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of and be enforceable by the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that neither the Borrower nor any of its Subsidiaries shall have the right to assign or transfer any of its respective rights or obligations hereunder or under any of the other Loan Documents or any interest herein or therein without the prior written consent of all of the Lenders.

(b)           Each Lender may, in accordance with Applicable Law, assign to one or more banks or other Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, the Loan owing to it, and the Note, if any, held by it); provided, however, that (i) each such assignment shall be to an Eligible Assignee, and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for acceptance by the Administrative Agent and recording by the Administrative Agent in the Register, an Assignment and Acceptance, together with any Note, if any, then held by such assigning Lender and any Note then held by such assignee; and providedfurther, that prior to the occurrence of the Project Completion Date and so long as no Default or Event of Default shall have occurred and be continuing, no Lender shall assign any portion of its obligation to fund the Construction Loan to any entity that is not an Affiliate of any Lender without the prior written consent of the Borrower (which consent shall not be unreasonably conditioned, withheld or delayed). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto except that the rights under Sections 2.09 and 8.04 of such Lender shall continue with respect to events and occurrences occurring before or

                  MIAMI/4210166.14

concurrently with its ceasing to be a party hereto), and (z) unless the Borrower in its sole discretion otherwise consents, no such assignee shall be entitled to receive any greater payment pursuant to Sections 2.09 than the assigning Lender would have been entitled to receive with respect to the rights assigned to such assignee, except as a result of circumstances arising after the date of such assignment.

(c)           By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person or the performance or observance by the Borrower or any other Person of any of its respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(d) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, any of the other Loan Documents or any other instrument or document; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)           The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loan owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note then held by such assigning Lender and any Note then held by such assignee, the

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Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.  At the request of the Eligible Assignee, within five (5) Business Days after its receipt of such notice, an authorized officer of the Borrower, upon surrender and cancellation of the old Note, shall execute and deliver to the Administrative Agent, at no cost to the Borrower, a new Note payable to the order of such Eligible Assignee in an amount equal to its Commitment after giving effect to such Assignment and Acceptance and if the assigning Lender has retained a Commitment hereunder, then at its request, upon surrender and cancellation of the old Note, a new Note payable to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder (such new Notes shall be dated the effective date of such Assignment and Acceptance, shall be properly completed and shall otherwise be in substantially the form of Exhibit A).

(f)           Each Lender, in accordance with Applicable Law, may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, the Loan owing to it, and the Note, if any, held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) the terms of any such participation shall not restrict such Lender’s ability to make any amendment or waiver of this Agreement or any Note or such Lender’s ability to consent to any departure by the Borrower therefrom without the approval of the participant, except that the approval of the participant may be required to the extent that such amendment, waiver or consent would (A) reduce the principal of, or interest on, the Loan or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, (B) postpone any date fixed for any payment of principal of, or interest on, the Loan or any fees or other amounts payable hereunder, or (C) increase the amount of such Lender’s Commitment, in each case to the extent subject to such participation, and (vi) unless the Borrower in its sole discretion otherwise consents, no such participant shall be entitled to receive any greater payment pursuant to Section 2.09 than such Lender would have been entitled to receive with respect to the rights assigned to such participant by such Lender except as a result of circumstances arising after the date of such participation to the extent that such circumstances affect other Lenders and participants generally, and (vii) each participant that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall provide to the Administrative Agent and the Borrower a U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the U.S. Internal Revenue Service, duly completed and certifying that such participant is fully exempt from United States withholding taxes with respect to all payments to be made to such participant under such participation agreement, or other documents satisfactory to the Borrower and the Administrative Agent indicating that all payments to be made to such participant under such participation agreement are fully exempt from such withholding taxes, and neither the Borrower nor the Administrative Agent shall have any obligation to pay to any participant any taxes, penalties, interest or other expenses, costs and losses incurred or payable by the Borrower or the

                  MIAMI/4210166.14

 Administrative Agent as a result of the failure of such participant to obtain such additional duly completed and signed copies of one or the other of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be required under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all amounts to be received by such participant.

(g)           Any Lender may, in connection with any assignment, transfer, participation, pledge or financing or proposed assignment, transfer, participation, pledge or financing pursuant to this Section 8.06, disclose to the assignee, transferee, participant, pledgee or lender or proposed assignee, transferee, participant, pledgee or lender any information relating to the Borrower or any of its Affiliates furnished to such Lender by or on behalf of the Borrower or any of its Affiliates; provided, that, prior to any such disclosure, the assignee, transferee, participant, pledgee or lender or proposed assignee, transferee, participant, pledgee or lender shall agree to comply with Section 8.09.

(h)           Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including the Loan owing to it and the Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board.

(i)           (i)           Notwithstanding any other provision set forth in this Agreement, any Lender may at any time, without approval of the Borrower or any of its Subsidiaries, by security, charge or otherwise, encumber its interest under this Agreement and the other Loan Documents in favor of one or more Eligible Assignees, their trustees and/or agents, for the purposes of financing all or any portion of the Loan made by it hereunder.

(ii)           Promptly after making such encumbrance or financing, such Lender shall notify the Borrower in writing of the name, address, and telephone and facsimile numbers of each lender to which such Lender’s interest under this Agreement has been encumbered or who otherwise has provided such financing. Such notice shall include the names of the account managers or other representatives of the lenders to whom all written and telephonic communications may be addressed.

(iii) After giving the Borrower such initial notice, such Lender shall promptly give the Borrower notice of any change in the information provided in the initial notice or any revised notice.

(iv)           If any Lender encumbers its interest under this Agreement as permitted by this Section 8.06(i) or otherwise finances all or any portion of the Loan made by it with a Person that qualifies as an Eligible Assignee, the following provisions shall apply:

(A) The parties hereto, except as provided by the terms of this Agreement, shall not modify or cancel this Agreement without the prior written consent of the lenders to whom such encumbrance is given or who otherwise provide such financing;

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(B) The Borrower and its Subsidiaries shall upon request by such Lender execute (1) statements certifying that this Agreement is unmodified (or, modified and stating the nature of the modification), in full force and effect and the absence or existence (and the nature thereof) of Events of Default hereunder by any of the parties hereunder and (2) documents of consent (each, a “Consent”) to such encumbrance and any assignment to such the lenders to whom such encumbrance is given or who otherwise provide such financing; provided that the reasonable third-party costs and expenses incurred by the Borrower or any of its Subsidiaries in connection with any such request shall be borne by the Lender or Lenders making such request; and

(C) Upon the receipt of a written request from such Lender or any lender to whom such encumbrance is given or who otherwise provides such financing, the Borrower and its Subsidiaries shall execute, or arrange for the delivery of, such certificates, opinions (including, without limitation, opinions regarding the enforceability as against the Borrower of any Consent given by the Borrower hereunder) and other documents as may be reasonably necessary in order for such Lender to consummate any financing or refinancing of its investment in the Loan made by it hereunder or any part thereof and will enter into reasonable agreements with such lenders to whom such encumbrance is given or who otherwise provide such financing, which agreements will grant certain rights to such lenders as more fully developed and described in such documents, including (1) this Agreement shall not be terminated (except for termination pursuant to the terms of this Agreement) without the consent of such lender, which consent is not to be unreasonably withheld or delayed, (2) such lenders shall be given notice of, and the opportunity to cure any breach or default of this Agreement by the assigning Lender, (3) that if any lender to whom such encumbrance is given exercises its remedies pursuant to any security documents, then (x) the Borrower and each of its Subsidiaries shall, at such lender’s request, continue to perform all of its obligations hereunder, and such lender or its nominee may perform in the place of the assigning Lender, and may assign this Agreement to another Eligible Assignee in place of the assigning Lender, (y) such lender shall have no liability under this Agreement except during the period of such lender’s ownership of the assigning Lender’s Loan hereunder and (z) that the Borrower and each of its Subsidiaries shall accept performance in accordance with this Agreement by such lender or its nominee, and (4) that the Borrower and its Subsidiaries shall make representations and warranties to such lender as such lender may reasonably request with regard to (w) the Borrower’s and its Subsidiaries’ existence, (x) the Borrower’s and its Subsidiaries’ authority to execute, deliver and perform this Agreement and the other Loan Documents to which they are a party, (y) the binding nature of the document evidencing the Borrower’s and its Subsidiaries’ consent to assignment to such lender and this Agreement and each of the other Loan Documents on the Borrower and its Subsidiaries, as the case may be, and (z) receipt of regulatory approvals by the Borrower and its Subsidiaries with respect to its execution and performance under this Agreement and the other Loan Documents; provided that the reasonable third-party costs and expenses incurred by the Borrower or any of its Subsidiaries in connection with any such request shall be borne by the Lender or Lenders requesting such cooperation.

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(j)           The Borrower shall, and shall cause each of its Subsidiaries to, cooperate, with each Lender to consummate any proposed pledge, assignment, transfer, participation or financing of the Loan by such Lender, including, without limitation, to permit such Lender’s proposed pledgees, assignees, transferees and lender(s), their agents, representatives, advisors and trustees (i) to conduct due diligence concerning the Borrower and its Subsidiaries, the Existing Pipeline and the Project as such Person may request, (ii) to the extent reasonably available to the Borrower or any of its Subsidiaries, to provide or make available to such Person promptly upon such Person’s request therefor, such agreements, reports, statements, lists of property, accounts, budgets, forecasts and other due diligence information concerning the Existing Pipeline and the Project, and, (iii) in connection therewith, to provide reasonable access to the appropriate officers, accountants, legal counsel and other parties and facilities of the Borrower, its Subsidiaries and Affiliates; provided that the Lenders shall not be entitled to request such cooperation in respect of more than three (3) separate and distinct financings; and, provided further, that the reasonable unaffiliated third-party costs and expenses incurred by the Borrower or any of its Subsidiaries in connection with any such due diligence shall be borne by the Lender or Lenders requesting such cooperation.

SECTION 8.07.  Governing Law; Entire Agreement.  This Agreement, the Negative Pledge and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to conflicts of laws (other than Section 5-1401 and Section 5-1402 of the New York General Obligations Law).  This Agreement, the Notes, and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 8.08.  Interest.  It is the intention of the parties hereto that the Administrative Agent and each Lender shall conform strictly to usury laws applicable to it, if any.  Accordingly, if the transactions with the Administrative Agent or any Lender contemplated hereby would be usurious under Applicable Law, if any, then, in that event, notwithstanding anything to the contrary in the Notes, this Agreement or any other agreement entered into in connection with this Agreement or the Notes, it is agreed as follows:  (a) the aggregate of all consideration which constitutes interest under Applicable Law that is contracted for, taken, reserved, charged or received by the Administrative Agent or such Lender, as the case may be, under the Notes, this Agreement or under any other agreement entered into in connection with this Agreement or the Notes shall under no circumstances exceed the maximum amount allowed by such Applicable Law and any excess shall be canceled automatically and, if theretofore paid, shall at the option of the Administrative Agent or such Lender, as the case may be, be applied on the principal amount of the Obligations owed to the Administrative Agent or such Lender, as the case may be, by the Borrower or refunded by the Administrative Agent or such Lender, as the case may be, to the Borrower, and (b) in the event that the maturity of any Loan or other Obligation payable to the Administrative Agent or such Lender, as the case may be, is accelerated or in the event of any permitted prepayment, then such consideration that constitutes interest under law applicable to the Administrative Agent or such Lender, as the case may be, may never include more than the maximum amount allowed by such Applicable Law and excess interest, if any, to the Administrative Agent or such Lender, as the case may be, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of the Administrative Agent or such Lender, as the case may be, be credited by the Administrative Agent or such Lender, as the case may be, on the

                  MIAMI/4210166.14

principal amount of the Obligations owed to the Administrative Agent or such Lender, as the case may be, by the Borrower or refunded by the Administrative Agent or such Lender, as the case may be, to the Borrower.

SECTION 8.09.  Confidentiality.

(a)           Each Lender agrees that it will not disclose without the prior written consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if the disclosing Lender or the disclosing Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information) any information with respect to the Borrower or its Subsidiaries which is furnished pursuant to this Agreement or any other Loan Document and which is designated by the Borrower to the Lenders in writing as confidential; provided that any Lender may disclose any such information (i) as has become generally available to the public other than as a result of a violation of this Agreement, (ii) as is required in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or its Affiliates or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere), (iii) as is required or appropriate in response to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender (including, without limitation, any law, order, regulation or ruling of the SEC or the FERC), (v) the disclosure of any  of this Agreement, the Notes, the Negative Pledge and the Support Agreement and/or any summary or description of the terms or provisions hereof or thereof by Pipeline Funding Company, LLC or its Affiliates to the Florida Public Service Commission, (vi) to any rating agency on a confidential basis, and (vii) to any prospective assignee, participant, pledgee or other transferee or lender (or any of their agents, trustees, advisors or representatives) in connection with any contemplated assignment, participation, pledge or other transfer or financing of any of the Loan or any of the Notes or any interest therein by such Lender (including, without limitation any Person (or their agents or trustees) providing financing to a Lender of all or any portion of the Loan made by it hereunder); provided that such prospective assignee, participant, pledgee or other transferee or lender executes an agreement with the Borrower containing provisions substantially identical to those contained in this Section 8.09(a); and provided further that, in the event the Administrative Agent or any of the Lenders is requested or required by any legal or regulatory authority pursuant to any summons or subpoena or in connection with any litigation to disclose any confidential information, the Administrative Agent or such Lender or Lenders shall, to the extent permitted by Applicable Law, promptly notify the Borrower of such request or requirement prior to disclosure, if permitted by Applicable Law, so that the Borrower may seek an appropriate protective order and/or waive compliance with the terms of this Section 8.09(a). In the event that a protective order or other remedy is not obtained, or the Borrower waives compliance with the provisions hereof, the Administrative Agent and/or the applicable Lender or Lenders agrees to furnish only that portion of the confidential information that it reasonably determines, in consultation with its counsel, is consistent with the scope of the subpoena or demand, and to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such confidential information.

(b)           The Borrower agrees that it will, and will cause each of its Subsidiaries to,  not disclose without the prior written consent of the Administrative Agent and the applicable

                  MIAMI/4210166.14

 Lender or Lenders (other than to its employees, auditors or counsel if the Borrower in its sole discretion determines that any such party should have access to such information) any information with respect to the Administrative Agent or the Lenders which is furnished pursuant to this Agreement or any other Loan Document and which is designated by the Administrative Agent or the applicable Lender or Lenders to the Borrower in writing as confidential or any information with respect to this Agreement or any other Loan Document or any of the terms or provisions hereof or thereof; provided that the Borrower or its Subsidiary may disclose any such information (i) as has become generally available to the public other than as a result of a violation of this Agreement, (ii) as is required in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over the Borrower or such Subsidiary, (iii) as is required or appropriate in response to any summons or subpoena or in connection with any litigation, (iv) to any rating agency on a confidential basis, or (v) in order to comply with any law, order, regulation or ruling applicable to the Borrower or such Subsidiary (including, without limitation, any law, order, regulation or ruling of the SEC or the FERC); provided that, in the event the Borrower or any of its Subsidiaries is requested or required by any legal or regulatory authority pursuant to any summons or subpoena or in connection with any litigation to disclose any confidential information, the Borrower shall, to the extent permitted by Applicable Law, promptly notify the Administrative Agent and the Lenders of such request or requirement prior to disclosure so that the Administrative Agent and/or the applicable Lender or Lenders may seek an appropriate protective order and/or waive compliance with the terms of this Section 8.09(b). In the event that a protective order or other remedy is not obtained, or the Administrative Agent and/or the applicable Lender or Lenders waive compliance with the provisions hereof, the Borrower agrees, and agrees to cause its Subsidiaries, to furnish only that portion of the confidential information that it reasonably determines, in consultation with its counsel, is consistent with the scope of the subpoena or demand, and to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such confidential information.

(c)           Each of the Lenders, the Borrower and the Administrative Agent shall not, and hereby agrees to cause each of its respective Affiliates not to, make or cause the publication of any press release or other announcement with respect to this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby, or otherwise make any disclosures relating thereto, without the prior written consent of the other parties, such consent not to be unreasonably withheld or delayed; provided, however, that such consent shall not be required in the case of disclosure of any  of this Agreement, the Notes, the Negative Pledge and the Support Agreement and/or any summary or description of the terms or provisions hereof or thereof by Pipeline Funding Company, LLC or its Affiliates to the Florida Public Service Commission or where such release or announcement is required by Applicable Law (including, without limitation, any filing required to be made or information required to be furnished pursuant to applicable rules and regulations of the SEC and the FERC) or the rules or regulations of a securities exchange, in which event the party so required to issue such release or announcement shall use good faith, commercially reasonable efforts, wherever possible, to furnish an advance copy of the proposed release to the other parties at least one (1) Business Day prior to the proposed release.

SECTION 8.10.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which

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 when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.11.  Survival of Representations, Warranties and Certain Obligations.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the representations and warranties of the Borrower under Article IV and all obligations of the Borrower under Section 2.09 (including without limitation the Borrower’s indemnification obligations under Section 2.09(d)), and Section 8.04 (including without limitation the Borrower’s indemnification obligations under Section 8.04(b)), shall survive the termination of the Commitments and this Agreement and the payment in full of all amounts due hereunder and under the Notes.  Without prejudice to the survival of any other agreement of the Lenders hereunder, each Lender’s obligations under Section 7.07 shall survive the termination of its respective Commitment, the total Commitments, and this Agreement and the payment in full of all amounts due hereunder and under the Notes.

SECTION 8.12.  Severability.  Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction.

SECTION 8.13.  WAIVER OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT, AND THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE ADMINISTRATIVE AGENT, OR ANY LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT HERETO OR THERETO.  THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

SECTION 8.14.  Submission to Jurisdiction.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR BY THE ACCEPTANCE OF THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY SUBMITS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE JURISDICTION OF THOSE COURTS.  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH

                  MIAMI/4210166.14

JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.  EACH PARTY TO THIS AGREEMENT WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAW.

SECTION 8.15.  USA Patriot Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

[The signatures follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

CITRUS CORP.

By:
Michael McLaughlin
Vice President and Treasurer

STATEOF ___________________  )
                                                                  ) ss.
COUNTY OF_________________   )

Personally appeared before me, the undersigned, a Notary Public in and for said County, ______________________, to me known and known to me, who, being by me first duly sworn, declared that he/she is the __________________ of Citrus Corp., and that being duly authorized he/she did execute the foregoing instrument before me for the purposes set forth therein.

IN WITNESS WHEREOF, I have hereto set my hand and official seal at ______________, ______________, this ____ day of ____________, 20____

________________________________
Notary Public
My Commission Expires:

Signature page to Construction and Term Loan Agreement
(Citrus Corp.)

                  MIAMI/4210166.14

ADMINISTRATIVE AGENT:

PIPELINE FUNDING COMPANY, LLC

By:
Name:
Title:

STATEOF ___________________   )
                                                                   ) ss.
COUNTY OF_________________    )

Personally appeared before me, the undersigned, a Notary Public in and for said County, ______________________, to me known and known to me, who, being by me first duly sworn, declared that he/she is the __________________ of Pipeline Funding Company, LLC, and that being duly authorized he/she did execute the foregoing instrument before me for the purposes set forth therein.

IN WITNESS WHEREOF, I have hereto set my hand and official seal at ______________, ______________, this ____ day of ____________, 20____

________________________________
Notary Public
My Commission Expires:

Signature page to Construction and Term Loan Agreement
(Citrus Corp.)
                  MIAMI/4210166.14

Commitment                                                                                           LENDER:

$500,000,000.00                                                                                              PIPELINE FUNDING COMPANY, LLC

                         By:

                        Name:

                        Title:

                        Address for Notices:

Pipeline Funding Company, LLC
4005 Kennett Pike - Suite 220
Greenville, Delaware 19807
Attention:  Barbara Morris, President
Telephone: (302) 421-2287
Telecopier No.: (302) 421-2245

STATEOF ___________________  )
                                                                  ) ss.
COUNTY OF_________________   )

Personally appeared before me, the undersigned, a Notary Public in and for said County, ______________________, to me known and known to me, who, being by me first duly sworn, declared that he/she is the __________________ of Pipeline Funding Company, LLC, and that being duly authorized he/she did execute the foregoing instrument before me for the purposes set forth therein.

IN WITNESS WHEREOF, I have hereto set my hand and official seal at ______________, ______________, this ____ day of ____________, 20____

________________________________
Notary Public
My Commission Expires:

Signature page to Construction and Term Loan Agreement
(Citrus Corp.)

                   MIAMI/4210166.14